Exhibit 10.1

Certain portions of this exhibit (indicated by “[***]”) have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) as the Company determined the omitted information (i) is not material and (ii) is the type that the Company customarily and actually treats as private or confidential.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated June 3, 2025 (the “Effective Date”), by and between Agenus West LLC, a limited liability company organized under the laws of the State of Delaware (“Agenus West”) and Agenus Inc., a Delaware corporation (“Agenus Parent” and together with Agenus West, each a “Seller” and collectively, “Sellers”), on the one hand, and Zydus Pharmaceuticals (USA) Inc., a corporation organized under the laws of the State of New Jersey (“Buyer”), on the other hand. Sellers and Buyer are sometimes referred to herein as the “Parties” and each as a “Party.”

R E C I T A L S

A.
Agenus West conducts a business which, among other things, includes a biologics manufacturing business, and Agenus Parent supports the operation of this business by devoting certain resources to the business, including Employees and certain Assumed Contracts (defined herein).
B.
Sellers desires to sell, transfer, and convey, and Buyer wishes to acquire, the Purchased Assets (defined herein), including Agenus Parent with respect to the applicable Assumed Contracts, on the terms and conditions hereinafter set forth.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS

1.1
The following terms, as used in this Agreement, shall have the meanings set forth in this Section.

“Action” means any action, claim, complaint, counterclaim, suit, litigation, arbitration,

governmental investigation or other legal, administrative or Tax proceeding.

“Ancillary Agreements” means, collectively, as applicable, the bills of sale deliverable pursuant to Section 8.2(a), the Escrow Agreement, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, the License Agreement, the Transition Services Agreement, the Contract Manufacturing Agreement, the deeds deliverable to Buyer pursuant to Section 8.2(f) and any other agreement or instrument executed in connection with the consummation of the transactions contemplated hereby.

“Assumed Contracts” means all rights of a Seller or others for the benefit of the BioCDMO Business under all agreements, contracts or leases, under (i) the agreements, contracts and/or leases described on Schedule 1.1A, and (ii) such other contracts, agreements and/or leases entered into by either Seller related to the BioCDMO Business between the Effective Date and the Closing Date that are either (A) in the ordinary course of business and have an annual value of $10,000 or less, or (B) agreed to in writing by Buyer, but specifically excluding the Non-Assumed Contracts; provided that no agreement, contract, or lease shall be considered an “Assumed Contract” if and for so long as such agreement, contract, or lease is unassigned as set forth in Section 6.15.

“BioCDMO Business” means the biologics contract development and manufacturing business of Agenus West and all operations or services (including those provided through certain Assumed Contracts) related thereto (whether such operations are conducted for internal purposes or at the behest of a third party), including the provisions of contract development and manufacturing services related to: (i) developing biological drugs, including biologics like monoclonal antibodies and vaccines; (ii) conducting pre-formulation-formulation development, analytical testing, process development, scale-up, packaging services, and clinical trials for biological drugs; and/or (iii) commercially manufacturing any biological drugs, including biologics like monoclonal antibodies and vaccines.

“Books and Records” means all of the written and electronic records directly related to the Purchased Assets (other than any Excluded Assets).

“Business Day” shall mean any day, other than a Saturday or a Sunday, on which commercial banks are required to be open in Gujarat, India.

“Closing” means the consummation of transactions contemplated by this Agreement, including the assignment, sale, transfer, conveyance and delivery of the Purchased Assets, the Purchase Price and other deliverables contemplated herein to be delivered at Closing as contemplated hereunder.

“Closing Date” means the date upon which all conditions set forth in Section 7 and Section 8 are satisfied or waived in writing, or such other date as Buyer and Sellers may agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan which provides to Employees, former employees, officers, directors or shareholders of any Seller or any ERISA Affiliate thereof, any compensation or other benefits, whether deferred or not, in excess of base salary, sales commissions or wages (excluding overtime pay), including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, employment or consulting agreement and any other employee fringe benefit plan.

“Consents” means the consents of other contracting parties to the assignment of the Assumed Contracts requiring such consent, as listed on Schedule 1.1B.

“Contingent Payment” means up to $50,000,000, which amount may be earned by Agenus West as contemplated in Section 2.7.

“CP Escrow Fund” means the funds deposited with the Escrow Agent by Buyer as contemplated in Section 2.7.

“Data Room” means the electronic documentation site established by Agenus Parent on behalf of Sellers containing the documents referenced in the Disclosure Schedules or identified in this Agreement as having been delivered or made available to Buyer and/or its representatives.

“Debt” means: (a) all indebtedness of (i) Agenus West for borrowed money and/or (ii) a Seller for borrowed money secured by the Purchased Assets, whether current or funded, or secured or unsecured, whether evidenced by a credit agreement, facility, note, debenture, bond, or similar instrument; (b) all indebtedness of (i) Agenus West for the deferred purchase price of assets, property, or services and/or (ii) Agenus Parent for the deferred purchase price of the Purchased Assets, represented by a note or other similar instrument (including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment);

(c) all indebtedness of Agenus West created or arising under any conditional sale or other title retention agreement with respect to property acquired by Agenus West (even though the rights and remedies of any Agenus West or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness of Agenus Parent created or arising under any conditional sale or other title retention agreement with respect to Purchased Assets acquired by Agenus Parent (even though the rights and remedies of any of Agenus Parent or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness of Sellers secured by a purchase money mortgage or other lien to secure all or part of the purchase price of any Purchased Asset subject to such mortgage or lien;

(f) all capitalized lease obligations (or obligations under leases which are required to be, in accordance with GAAP, recorded as capital leases), other than Assumed Liabilities, related to the Purchased Assets and/or the BioCDMO Business in respect of which a Seller is liable as lessee;

(g) any liability of Agenus West in respect of banker’s acceptances, lines of credit, or letters of credit (whether fixed or contingent); (h) any liability of Agenus Parent in respect of banker’s acceptances, lines of credit, or letters of credit (whether fixed or contingent) securing any Purchased Asset; (i) all obligations under any currency or interest rate swap, hedge or similar agreement or arrangement (determined as if such instrument were terminated as of the Closing Date); (j) all accounts payable which either (i) constitute Assumed Liabilities related to pre- Closing periods or (ii) for which the failure to pay would create a Lien upon, or trigger on behalf of any third party a right or interest in (including but not limited to foreclosure or repossession), any Purchased Asset; (k) all accrued but unpaid interest, fees penalties, prepayment premiums, and other expenses owed with respect to the indebtedness referred to above; (l) unfunded amounts under any employee pension or deferred compensation plans with respect to Transferring Employees; (m) all liabilities with respect to any Transferring Employee up to Closing with respect to (1) unpaid bonuses and commissions, (2) payments required under any incentive plans or phantom stock rights, (3) accrued but unused vacation time, (4) accrued but unpaid salary, or (5) any change of control payments, bonuses, severance or termination obligations or similar amounts payable in the future or due by a Seller in connection with the transactions contemplated hereby; (n) any amounts due and payable by a Seller to any warrantor or any of its affiliates or Persons related to such warrantor; and (o) all indebtedness referred to above that is directly or indirectly guaranteed by a Seller or which a Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Dollar” or “$” means United States Dollar.

“Employee Plan” means (1) any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance, incentive compensation, employment, consulting, excess benefit, equity (or equity like), profits interest, termination, retention, change in control, fringe benefit, paid time off, holiday, supplemental unemployment or other employee benefit or compensation plan, program, policy, agreement or arrangement, whether written or oral, funded or unfunded not covered in subsections (2) and (3) below, (2) an employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (3) each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), in each case that is sponsored, maintained, contributed or required to be contributed to by a Seller or any of its ERISA Affiliates for the benefit of any of the current or former directors, managers, officers, employees or independent contractors of a Seller, or the beneficiaries of such individuals, or with respect to which a Seller has or would reasonably be expected to have any other Liability, including by reason of having an ERISA Affiliate.

“Employees” means (i) the persons employed by Agenus West on a full or part time basis and (ii) the persons employed by Agenus Parent that provide substantially all of such persons’ day-to-day services in support of the BioCDMO Business.

“Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by the application of general principles of equity.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to: (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (b) air, water and noise pollution; (c) groundwater or soil contamination; (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste; (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (g) public health and safety; or (h) the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species.

“Equipment” means all machinery, equipment, furniture, furnishings, fixtures, computer hardware, materials, vehicles, tools, dies, molds and other items of tangible personal property used by a Seller in the BioCDMO Business, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof, including those set forth on Schedule 1.1D.

“Equipment Leases” refers to all leases that are included in the Assumed Contracts to which a Seller is a party for any Equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with a Person as defined in Section 414(b) or (c) of the Code.

“Escrow Account” means the escrow account established under the Escrow Agreement, which shall have the following two sub-accounts, the Indemnity Escrow Fund and the CP Escrow Fund.

“Escrow Agent” means Fifth Third Bank, national association.

“Escrow Agreement” means the escrow agreement to be entered into by Buyer, Agenus West, and the Escrow Agent at the Closing, in a form mutually agreed to by the Parties, providing for a twelve (12) month escrow of the Indemnification Escrow Fund.

“Excluded Assets” means (i) cash and cash equivalents of Sellers and all trade accounts receivable and all notes, and other rights to receive payments arising out of sales of Sellers occurring on or before the Closing Date, (ii) refunds or credits (including interest thereon or claims therefrom) of Taxes paid by Sellers prior to the Closing Date, (iii) insurance policies, refunds of premiums paid on, and rights and claims under, insurance policies relating to events occurring prior to the Closing Date, (iv) bonds, letters of credit, surety instruments and other similar items (other than amounts posted by parties to Assumed Contracts as deposits or other security) held by Sellers, (v) Sellers’ company and tax records and returns and the account books of original entry, general ledger and financial records used in connection with the BioCDMO Business (provided that Sellers shall provide Buyer with a copy of any such records related to the BioCDMO Business that Buyer shall reasonably request), (vi) all Employee Plans and all assets owned or held by any Employee Plans, (vii) Sellers’s corporate seals, minute books, stock record books, taxpayer and other identification numbers, and such other books and records as pertain to the organization, existence or share capitalization of Sellers (viii) the Non-Assumed Contracts,

(ix) such additional assets as are set forth on Schedule 1.1E, and (x) all assets of Sellers and its affiliates that are not used in the BioCDMO Business.

“Excluded Liabilities” means any Liabilities of Sellers other than the Assumed Liabilities including but not limited to: (a) any Liabilities arising out of or relating to any Excluded Asset;

(b) all Liabilities for current trade payables and accounts payable; (c) all Liabilities under any Non-Assumed Contract (d) all Liabilities under any Assumed Contract to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing; (e) all Liabilities arising out of or relating to Debt; (f) all Liabilities for Taxes arising as a result of the operation by Sellers of the BioCDMO Business or ownership of the Purchased Assets prior to the Closing; (g) any Excluded Tax Liabilities; (h) any Liabilities related to or arising from any clinical trials operated, or otherwise participated in, by Sellers or the Purchased Assets; (i) all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the BioCDMO Business or a Seller’s leasing, ownership or operation of real property; (j) all Liabilities arising under claims by employees or former employees of Sellers relating in any way to compensation, bonuses, incentive compensation, benefits (including workers’ compensation and unemployment benefits), termination or continuation of their employment, or lack or delay of any notice relating to their employment; (k) all Liabilities arising out of or resulting from Sellers’ compliance or non- compliance with any Law; (l) all Transaction Expenses; and (m) all other Liabilities arising out of the operation by Sellers of the BioCDMO Business prior to the completion of the Closing.

“Excluded Tax Liabilities” means any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature, whether or not related to such sale, except for any real property transfer Tax or similar Tax thereto.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Authority), 3.2 (Authorization and Binding Authority), 3.3 (No Contravention; Consents), 3.4 (Title to Purchased Assets), 3.11 (Taxes) and 3.15 (Brokers).

“GAAP” means United States generally accepted accounting principles as currently in effect.

“Governmental Authority” means any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation,

determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Escrow Fund” means the [***] deposited with the Escrow Agent at Closing plus any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Inventory” means all inventory (other than any Excluded Assets) held by Sellers related to the BioCDMO Business, including Sellers’ raw materials, works in process, finished products, wrapping, supply, and packaging items related to the BioCDMO Business, in each case wherever the same may be located.

“Knowledge”, “knowledge” or “to the knowledge” of a Party (or similar phrases) means with respect to Sellers the actual or constructive knowledge of key personnel, including but not limited to, Garo Armen, Zachary Armen, Renuka Siverdian, Tracy Mazza Clement, Christine Klaskin, and/or Al Dadson.

“Law” means any statute, ordinance, code, law, rule, regulation, permit or permit condition, or other requirement, standard, policy or procedure enacted, adopted or applied by any Governmental Authority.

“Leased Real Property” means the real property used by one or both Sellers in connection with its BioCDMO Business located at 6455 Christie Avenue, Emeryville, CA.

“Liabilities” means claims, obligations, commitments or liabilities of a Person of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Licensed Intellectual Property” means all of Sellers’ manufacturing know-how used in connection with the operation by it of the BioCDMO Business, licensed to Buyer and its affiliates pursuant to the manufacturing know-how license agreement contemplated in Section 8.2(c).

“Lien” means any lien, pledge, charge, easement, security interest, mortgage, deed of trust, right-of-way or other encumbrance.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs, expenses, awards, fines, interest or penalties, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, would reasonably be expected to have a material adverse effect on: (i) with respect to Sellers, the property (including the Licensed Intellectual Property), operations, condition (financial or otherwise) or results of operations of the BioCDMO Business and/or the Purchased Assets, or the ability of Sellers to consummate the transactions contemplated hereby, and, (ii) with respect to Buyer, the ability of Buyer to consummate the transactions contemplated hereby; provided, that Material Adverse Effect shall not include any effect arising out of or resulting from (x) the transactions contemplated hereby, including the effects of taking any action expressly required, or not taking any action expressly prohibited, by this Agreement, or (y) general economic, financial, competitive or market conditions, provided further, however, that any event, occurrence, fact, condition or change referred to in clause (y) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the BioCDMO Business and/or the Purchased Assets compared to businesses and/or assets similar thereto.

“Non-Assumed Contracts” means those contracts, agreements, and arrangements not specifically assumed by Buyer at Closing.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Payoff Letter” means a customary payoff or termination letter from each holder of Debt incurred solely with respect to a Purchased Asset being acquired hereunder (and not secured by a

Lien on any asset other than a Purchased Asset), each in form and substance reasonably acceptable to the Parties.

“Payoff Letter Amount” means the amount required to be paid pursuant to the instructions contained in such Payoff Letter.

“Permits” means all permits, licenses, franchises, registrations, authorizations, employee visas, consents or approvals that have been issued by any Governmental Authority to a Seller with respect to the BioCDMO Business, as set forth on Schedule 1.1G.

“Permitted Liens” means (i) statutory landlord’s liens and liens for current Taxes not yet due and payable, (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the BioCDMO Business or the Purchased Assets, (iii) easements, rights of way, zoning and building ordinances and other similar Liens affecting real property, which are not, individually or in the aggregate, material to the Purchased Assets or the operation thereof, which do not prohibit or interfere with the current operation of any Real Property, and which do not render title to any Owned Real Property unmarketable, (iv) rights of the public in legal highways and (v) any Liens set forth in Schedule 1.1H.

“Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Personally Identifiable Information” means any information or data that, alone or in combination with other information held by the Sellers, can be used to specifically identify an individual or that is otherwise considered personally identifiable information or personal data under applicable Law, including an individual’s name, street address, telephone number, e-mail address, photograph, social security or tax identification number, driver’s license number, passport number, credit card number, bank information or account number.

“Privacy and Security Laws” means applicable Laws relating to the collection, access, use, storage, processing, transfer, disclosure and protection of Personally Identifiable Information, including federal, state or foreign applicable Laws or regulations regarding (1) data privacy and information security, (2) data breach notification (as applicable) (3) consumer data protection, and/or (4) trespass, computer crime and other laws governing unauthorized access to or use of electronic data, including: the Privacy Act of 1974, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing,

litigation, mediation, or suit (whether civil, criminal, administrative, judicial or investigative,

whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Purchased Assets” means all properties, assets, rights (including but not limited to leasehold rights), benefits and privileges both tangible and intangible, of every kind, nature and description, of Sellers used in the BioCDMO Business and all such assets acquired for use in the BioCDMO Business (at least in part) between the date hereof and the Closing as permitted by and subject to the terms of this Agreement (in each case other than Excluded Assets), including, but not limited to: (i) the Assumed Contracts, and all of Sellers’ rights thereunder, as applicable, relating to periods and events occurring on and after the Closing Date, (ii) the Owned Real Property, (iii) the Equipment, (iv) Inventory, (v) Warranties, (vi) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recoupment, deposits, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets or the Assumed Liabilities, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services provided by Sellers on or prior to the Closing Date, (vii) Books and Records, (viii) all Permits, (ix) all insurance benefits, including rights and proceeds, arising from or relating to Purchased Assets or the Assumed Liabilities, (x) all goodwill relating to Purchased Assets or the Assumed Liabilities, and (xi) all other assets of Sellers used in the day- to-day operation of the BioCDMO Business as set forth on Schedule 1.1I.

“Real Estate Lease” means that certain real property lease between Agenus Parent and Bay Center Investor LLC dated November 2020 for the Leased Real Property.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Restricted Business” means operating as a biologics contract manufacturing business and all manufacturing operations or services related thereto (whether such operations are conducted for internal purposes or at the behest of a third party), including manufacturing efforts focused on: (i) developing biological drugs, including biologics like monoclonal antibodies and vaccines; (ii) conducting pre-formulation-formulation development, analytical testing, process development, scale-up, packaging services, and clinical trials for biological drugs; and/or (iii) commercially manufacturing any biological drugs, including biologics like monoclonal antibodies and vaccines.

“Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, penalties and interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Transaction Expenses” means the sum (without duplication) of: (a) the fees, costs, liabilities and obligations of Sellers as of any date and time for unpaid amounts (i) of the fees and expenses of Sellers or its affiliates that are payable or reimbursable by or on behalf of Sellers or its affiliates and were incurred at or prior to the Closing, whether or not billed or invoiced at or prior to the Closing, in connection with the consummation of the transactions contemplated hereby, including all fees (including brokerage fees, commissions, finders’ fees or financial advisory fees) and expenses of professionals or other service providers (including investment bankers, brokers, attorneys, accountants and other advisors) retained by or on behalf of Sellers or its affiliates, and (ii) payable to current or former employees, directors, officers, and consultants of Sellers or any third party, payable upon or in connection with the consummation of the transactions contemplated by this Agreement pursuant to any discretionary, change-in-control, retention, transaction, incentive, stay (unless requested or required by Buyer), severance or similar bonuses or payments established by Sellers prior to the Closing (and the employer portion of any employment, payroll, social security and similar Taxes payable with respect thereto); provided, however, that “Transaction Expenses” shall exclude costs and expenses contemplated to be paid by Buyer or its affiliates pursuant to this Agreement.

“Warranties” means all rights under or pursuant to all warranties, representations, and guarantees made by suppliers in connection with the Purchased Assets or services furnished to Sellers in connection with the BioCDMO Business.

1.2
Terms Defined Elsewhere in this Agreement. The following is a list of defined terms used in this Agreement and not defined in the preamble, recitals and Section 1.1, with reference to the Section in which such term is defined:

Term	Section
Acquisition Proposal	5.1(f)(i)
Allocation Schedule	2.8
Assignment and Assumption	8.2(b)
Agreement
Assignment and Assumption of Lease	8.2(d)
Assumed Liabilities	2.3
Basket	9.5(c)
Beneficial Rights	6.15
Buyer Indemnified Parties	9.3
Cap	9.5(b)
Claim Notice	9.6(a)
CFIUS	6.5(a)
CFIUS Filing	6.5(a)
CFIUS Regulatory Approval	6.5(a)
Closing Cash Consideration	2.5(a)
Closing Date Certificate	2.6(b)
Closing Debt	2.5(a)
Closing Seller Transaction Expenses	2.5(a)
Contingent Payment Period	2.7(a)
Contract Manufacturing Agreement	8.2(p)
Deductible	9.5(c)
Designated Accounting Firm	2.6(c)
Earnout Dispute Notice	2.7(b)(iv)
Final Cash Consideration	2.6(b)
First Measurement Period	2.7(a)
FMP Deficiency	2.7(a)(i)
FMP PO Excess Revenues	2.7(a)(i)
FMP Work Orders	2.7(a)(i)

Term	Section
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Initial Cash Consideration	2.6(a)
Initial Closing Date Certificate	2.6(a)
Interim PO Revenue Statement	2.7(b)(i)
License Agreement	8.2(c)
Legal Description	6.14(b)
Material Permits	3.20
Measurement Date Payment Statement	2.7(b)(i)
Objection Notice	2.6(c)
Objection Response	6.14(c)
Objections	6.14(c)
Offer	6.12(b)
Outside Date	10.1(b)(ii)
Owned Real Property	3.7(a)
Permitted Encumbrances	6.14(a)
PO Revenue	2.7(c)(i)
Proposed Transaction	6.5(a)
Purchase Price	2.5
Required Consents	3.3
Restricted Period	6.13(a)
Schedule Supplement	6.6
Second Measurement Period	2.7(a)
Seller Indemnified Parties	9.4
Seller Objections	2.6(c)
Sellers’ Projections	9.2
SMP Deficiency	2.7(a)(ii)
SMP PO Excess Revenues	2.7(a)(ii)
SMP Work Orders	2.7(a)(ii)
Survey	6.14(b)
Survival Expiration Date	9.1
Taking	6.14(f)
Third Measurement Period	2.7(a)
Third Party Claim	9.7(a)
Third-Party Reimbursement	9.5(f)
Title Commitment	6.14(a)
Transferring Employees	6.12(b)
TMP Deficiency	2.7(a)(iii)
TMP PO Excess Revenues	2.7(a)(iii)
TMP Work Orders	2.7(a)(iii)
Transition Services Agreement	8.2(m)
Updated Phase I	6.14(d)
Work Order	2.7(c)(ii)

1.3
Clarifications. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word “including” is not limiting, and the word “or” is both conjunctive and disjunctive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 2.

PURCHASE AND SALE

2.1
Agreement to Sell and Buy. Subject to the terms and conditions herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer all of Sellers’ right, title and interest in and to the Purchased Assets, as applicable, and Buyer shall purchase, acquire and accept from Sellers, as applicable, all of the applicable Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Schedule 2.1 lists all assets of Sellers used in the BioCDMO Business but not used solely in the BioCDMO Business.
2.2
Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not acquire and there shall be excluded from the Purchased Assets, all of the Excluded Assets.
2.3
Assumed Liabilities. At and after the Closing, Buyer shall assume and timely pay, discharge and perform when due only the following Liabilities and obligations: (a) those Liabilities attributable to periods after the Closing under or with respect to the Assumed Contracts (except any such Liabilities specifically included in the definition of Excluded Liability) and (b) the obligation to perform the services for the prepaid accounts that are listed on Schedule 2.5 (collectively, the “Assumed Liabilities”).
2.4
Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Buyer, Buyer does not assume and has no responsibility for any Excluded Liabilities.
2.5
Purchase Price. Subject to adjustments in this Section 2.6 below, the aggregate purchase price to be paid by Buyer for the Purchased Assets (the “Purchase Price”) shall be:
(a)
an amount payable in cash (the “Closing Cash Consideration”) equal to:

$75,000,000, minus the amount of Debt immediately prior to the Closing (“Closing Debt”), minus the Seller’s Transaction Expenses that are not paid prior to the Closing (“Closing Seller Transaction Expenses”); and

(b)
the Contingent Payment, to the extent earned by Sellers as provided under Section 2.7.

2.6
Purchase Price Adjustment.
(a)
At least three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a certificate (the “Initial Closing Date Certificate”), certified and executed by each Seller, setting forth Sellers’ good faith estimates of, and sufficient details to support the calculation of, (A) the Closing Debt and (B) the Closing Seller Transaction Expenses. The Closing Cash Consideration payable at Closing (the “Initial Cash Consideration”) shall be the amount set forth in such Initial Closing Date Certificate.
(b)
Not later than 90 calendar days after the Closing Date, Buyer shall cause to be delivered to Sellers a statement (the “Closing Date Certificate”) setting forth Buyer’s calculation of, and sufficient details to support the calculation of, (A) the Closing Debt and (B) the Closing Seller Transaction Expenses, and Buyer’s statement of the Initial Cash Consideration, calculated consistent with 2.6(a), (such adjusted Initial Cash Consideration, the “Final Cash Consideration”). Buyer shall, at Sellers’ request with reasonable advance notice, make available to Sellers for their review all Books and Records used by Buyer to prepare the Closing Date Certificate; provided that Buyer shall not be required to provide Sellers any Books and Records protected by attorney-client privilege.
(c)
Within 45 calendar days after its receipt of the Closing Date Certificate, Sellers shall either inform Buyer in writing (the “Objection Notice”) that the Closing Date Certificate is acceptable or object thereto in writing, setting forth each of its objections (the “Seller Objections”). An Objection Notice must describe in reasonable detail the items contained in the Closing Date Certificate that Sellers dispute and the basis for any such dispute. Any items included in the Closing Date Certificate which are not disputed by Sellers in the Seller Objections shall be deemed agreed to by Sellers. If Sellers fail to deliver any Seller Objections to Buyer within the first 45-day period referred to above, the Closing Date Certificate delivered by Buyer and the calculations set forth therein shall be final and binding on the Parties. If Sellers timely deliver the Seller Objections and the Parties do not resolve all such Seller Objections on a mutually agreeable basis within thirty (30) Business Days after Buyer’s receipt of the Seller Objections, any Seller Objections as to which Buyer and Sellers cannot agree upon may be submitted by either Buyer or Sellers to KPMG International Limited (or if such firm is unable or unwilling to act in such capacity, or if Buyer and Sellers desire to use a different firm, such other firm selected by agreement of Buyer and Sellers, the “Designated Accounting Firm”) for resolution as provided herein. Subject to Section 2.6(e), the Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Designated Accounting Firm shall be final and binding upon the Parties. Upon the agreement of the Parties or the decision of the Designated Accounting Firm, the Closing Date Certificate, as adjusted in accordance with this Section 2.6, if necessary, shall be final, conclusive, and binding with respect to the calculation of the Closing Debt and the Closing Seller Transaction Expenses.

(d)
In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.6, (ii) choose, in its entirety, the resolution of the items in dispute as proposed by either Buyer or Sellers in their written presentations to the Designated Accounting Firm and will make no other determination (including by combining elements of the proposed resolutions submitted by Buyer and Sellers), (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Buyer and Sellers and the terms of this Agreement in resolving any matter which is in dispute, (v) not modify any element of the Closing Date Certificate that is not disputed by the Parties, and (vi) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it. The fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by the Sellers, if the objections are resolved in favor of the Buyer, or (ii) by the Buyer if the objections are resolved in favor of Sellers.
(e)
If the Final Cash Consideration as finally determined in accordance with this Section 2.6 exceeds the Initial Cash Consideration, then Buyer shall pay the amount of the difference in cash to Sellers and Buyer in accordance with written instructions provided by Sellers within ten (10) Business Days after such final determination. If the Initial Cash Consideration exceeds the Final Cash Consideration as finally determined in accordance with this Section 2.6, then Sellers shall pay to Buyer the amount of the difference in cash to Buyer in accordance with written instructions provided by Buyer within ten (10) Business Days after such final determination.
2.7
Contingent Payments.
(a)
Following the Closing, Buyer shall pay or cause to be paid to the Sellers the Contingent Payment payments based on the PO Revenues attributable to (i) the period from Closing through the last day of the [***] (the “First Measurement Period”), (ii) [***] (the “Second Measurement Period”) and (iii) [***] (the “Third Measurement Period” and together with the First Measurement Period and the Second Measurement Period, the “Contingent Payment Period”)), as follows:
(i)
First Measurement Period: Within [***] following the date on which Buyer has received Work Orders during the First Measurement Period that represent in the aggregate at least [***] in PO Revenues (such Work Orders, the “FMP Work Orders”), Buyer shall pay (i) to Sellers

[***] and (ii) to the Escrow Agent [***] to be held in the CP Escrow Fund. In the event that the PO Revenues ultimately realized by Buyer under the FMP Work Orders is less than [***], Buyer shall notify Sellers of any such deficiency (such amount, the “FMP Deficiency”) and: (A) if the FMP Deficiency is less than [***],

Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) to (i) Buyer an amount equal to the FMP Deficiency and (ii) to Sellers an amount equal to the difference between [***] and the FMP Deficiency, or (B) if the FMP Deficiency is more than [***], (i) Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Buyer’s delivery of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) an amount equal to [***] to Buyer and (ii) Sellers shall pay to Buyer within 30 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) a cash payment in an amount equal to the difference between [***] and the FMP Deficiency. In the event that the PO Revenues ultimately realized by Buyer under the FMP Work Orders is greater than [***], Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice an amount equal to [***], and the amount of such excess PO Revenues (the “FMP PO Excess Revenues”) shall carry- forward and be applied to the Second Measurement Period;

(ii)
Second Measurement Period: Within [***] following the date on which Buyer has received Work Orders during the Second Measurement Period that represent in the aggregate (together with the amount of the FMP PO Excess Revenues) at least [***] in PO Revenues (such Work Orders, the “SMP Work Orders”), Buyer shall pay (i) to Sellers [***] and (ii) to the Escrow Agent [***] to be held in the CP Escrow Fund. In the event that the PO Revenues ultimately realized by Buyer under the SMP Work Orders plus the FMP PO Excess Revenues is less than [***], Buyer shall notify Sellers of any such deficiency (such amount, the ”SMP Deficiency”) and: (A) if the SMP Deficiency is less than [***], Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) to (i) Buyer an amount equal to the SMP Deficiency and (ii) to Sellers an amount equal to the difference between [***] and the SMP Deficiency, or (B) if the SMP Deficiency is more than [***], (i) Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) an amount equal to [***] to Buyer and (ii) Sellers shall pay to Buyer within 30 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) a cash payment in an amount equal to the difference between [***] and the SMP Deficiency. In the event that the PO Revenues ultimately realized by Buyer under the SMP Work Orders plus the FMP PO Excess Revenues is greater than [***], Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice an amount equal to [***], and the amount of such excess PO Revenues (the “SMP PO Excess Revenues”) shall carry-forward and be applied to the Third Measurement Period; and

(iii)
Third Measurement Period: Within [***] following the date on which Buyer has received Work Orders during the Third Measurement Period that represent in the aggregate (together with the amount of the SMP PO Excess Revenues) at least [***] in PO Revenues (such Work Orders, the “TMP Work Orders”), Buyer shall pay (i) to Sellers [***] and (ii) to the Escrow Agent [***] to be held in the CP Escrow Fund. In the event that the PO Revenues ultimately realized by Buyer under the TMP Work Orders plus the SMP PO Excess Revenues is less than [***], Buyer shall notify Sellers of any such deficiency (such amount, the “TMP Deficiency”) and: (A) if the TMP Deficiency is less than [***], Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) to (i) Buyer an amount equal to the TMP Deficiency and (ii) to Sellers an amount equal to the difference between [***] and the TMP Deficiency, or (B) if the TMP Deficiency is more than [***], (i) Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) an amount equal to [***] to Buyer and (ii) Sellers shall pay to Buyer within 30 days of Sellers’ receipt of such notice (subject to extension for resolution of any disputes as contemplated in Section 2.7(b)) a cash payment in an amount equal to the difference between [***] and the TMP Deficiency. In the event that the PO Revenues ultimately realized by Buyer under the TMP Work Orders plus the SMP PO Excess Revenues is greater than [***], Buyer and Sellers shall jointly instruct the Escrow Agent to pay from the CP Escrow Fund within 10 days of Sellers’ receipt of such notice an amount equal to [***].
(b)
Statements and Disputes.
(i)
Within ten (10) days of the end of each calendar month of the Contingent Payment Period, Buyer shall deliver to Sellers a statement setting forth (i) each FMP Work Order, SMP Work Order and TMP Work Order received through the end of the prior month, (ii) the PO Revenues realized by Buyer under each FMP Work Order, SMP Work Order and TMP Work Order through the end of the prior month, (iii) the PO Revenues that have not yet been received under each FMP Work Order, SMP Work Order and TMP Work Order through the end of the prior month and (iv) with respect to the statements delivered as of the end of the First Measurement Period, the Second Measurement Period and the Third Measurement Period, Buyer’s calculation of PO Revenue deficiency or excess for the First Measurement Period, the Second Measurement Period or the Third Measurement Period, as applicable. Each monthly statement is an “Interim PO Revenue Statement” statement, and each statement that is delivered immediately following the last month of the First Measurement Period, the Second Measurement Period and the Third Measurement Period, as applicable, is a “Measurement Date Payment Statement”);

(ii)
With respect to Interim PO Revenue Statements, Buyer shall be reasonably available to review each such statement with Sellers and Sellers’ accountants and discuss any comments and questions, and to make any changes as are agreed to between Buyer and Sellers;
(iii)
With respect to each Measurement Date Payment Statement, Sellers shall have an opportunity to review the Measurement Date Payment Statement for a period of 45 days from Sellers’ receipt thereof during which period the Sellers and Sellers’ accountants shall have reasonable access, during normal business hours and upon reasonable notice, to the relevant financial books and records of the Buyer. All information obtained by the Sellers or Sellers’ accountants shall be deemed to be confidential information and shall not be disclosed or made use of by the Sellers other than for the limited purpose of reviewing the applicable Measurement Date Payment Statement and enforcing its rights under this Agreement;
(iv)
If Sellers disagree with the calculations of PO Revenues as set forth in the applicable Measurement Date Payment Statement, Sellers shall deliver written notice to the Buyer prior to the expiration of the 45-day review period (as same may be extended by the amount of time, if any, that Buyer failed to provide the access contemplated in Section 2.7(b)(iii)), indicating in reasonable detail the basis for such disagreement (an “Earnout Dispute Notice”). Any items included in the Measurement Date Payment Statement which are not disputed by Sellers in the Earnout Dispute Notice shall be deemed agreed to by Sellers. Unless an Earnout Dispute Notice is delivered prior to the end of the 45-day review period (as same may be extended as contemplated above), the PO Revenues and the classifications thereof as “actually received” or as “to be received” as set forth in the applicable Measurement Date Payment Statement shall be final and binding on the Sellers and the Buyer, and any required payment shall be made in accordance with Section 2.7(a)(i) – (iii); and
(v)
If Sellers deliver an Earnout Dispute Notice to Buyer within the 45-day review period (as same may be extended), the Sellers shall confer with Buyer and attempt in good faith to resolve the disagreements set forth in the Earnout Dispute Notice for a period of at least 30 days after the Buyer’s receipt of the Earnout Dispute Notice. If Sellers and Buyer are able to resolve the disagreements set forth in the Earnout Dispute Notice, they shall reduce such resolution to writing and such agreed upon PO Revenues and the classifications thereof as “actually received” or “to be received” as set forth in the applicable Measurement Date Payment Statement as modified pursuant hereto shall be final and binding on Sellers and Buyer, and any required payment shall be made in accordance with Section 2.7(a)(i) – (iii). If Sellers and Buyer are not able to resolve the disagreements set forth in the Earnout Dispute Notice within 30 days (or such longer period as they may mutually agree), the Buyer and Sellers shall engage the process set forth in Section 2.6(c) and (d), applied mutatis mutandis, to the matters in dispute pursuant to the Earnout Dispute Notice.

(c)
Certain Definitions. As used in this Section 2.7:
(i)
“PO Revenue” means aggregate gross revenues for Conversion Charges (as defined in the Contract Manufacturing Agreement) related to Work Orders, and
(ii)
“Work Order” means a non-cancellable work order or purchase order submitted by a Seller or one of its affiliates to Buyer or its affiliates pursuant to the terms of the Contract Manufacturing Agreement, with agreed-upon terms including quantity, pricing, and delivery, and with margins as guaranteed and as set forth in the Contract Manufacturing Agreement (if any). Each Work Order shall provide for (unless otherwise agreed to by Buyer) payments under such Work Order by a Seller or one of its affiliates to Buyer or its affiliate as follows: (i) [***] of the contemplated PO Revenue for such Work Order upon initiation of the Work Order, (ii) [***] of the contemplated PO Revenue upon receipt by a Seller of written notice from Buyer that Buyer has completed the work under the Work Order and (iii) [***] no later than the 10th day following the date on which the finished work product has been delivered to the end recipient (as specified in the Work Order) in a manner that conforms to the requirements under the applicable Work Order.
2.8
Allocation of the Purchase Price and the Assumed Liabilities. Buyer and Sellers will allocate the Purchase Price and the Assumed Liabilities in accordance with the allocation schedule mutually agreed to by the Parties (the “Allocation Schedule”). After the Closing, the Parties will make consistent use of the allocation, fair market values and useful lives specified in the Allocation Schedule for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. No filings made by either Party with any taxing or other authority shall reflect an allocation other than in the manner set forth in the Allocation Schedule and each Party shall timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594. In any Proceeding related to the determination of any Tax, none of Buyer or any Seller will contend or represent that such allocation is not a correct allocation.

2.9
Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder. Prior to withholding any amounts pursuant to this Section 2.9, Buyer shall notify Sellers and shall provide reasonable cooperation to Sellers in good faith to remove or eliminate any such withholding.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer as follows:

3.1
Organization and Authority; Ownership.
(a)
Agenus Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in any other jurisdiction in which the nature of the BioCDMO Business or the ownership of the Purchased Assets requires such qualification by Agenus Parent. Agenus Parent has all requisite corporate power and authority (i) to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the applicable transactions contemplated hereby and thereby, and (ii) to own, lease and operate the Purchased Assets (to the extent owned, leased, and operated by Agenus Parent) and to carry on the use of such Purchased Assets as now being conducted and proposed to be conducted. Agenus West is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in any other jurisdiction in which the nature of the BioCDMO Business or the ownership of the Purchased Assets requires such qualification, as applicable. Agenus West has all requisite limited liability company power and authority (i) to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and (ii) to own, lease and operate the Purchased Assets (to the extent owned, leased, and operated by Agenus West) and to carry on the use of the Purchased Assets as now being used.
(b)
Agenus Parent owns beneficially and of record, and has good and valid title to, all of the issued and outstanding equity interests of Agenus West, free and clear of all Liens other than transfer restrictions generally imposed by applicable securities Laws. Other than the equity interests owned by Agenus Parent, there are no authorized, issued, outstanding or reserved for issuance (i) units or other voting securities of or equity interests in Agenus West, (ii) securities of Agenus West convertible into or exercisable or exchangeable for units or other voting securities of or equity interests in Agenus West, (iii) options, warrants, rights, agreements or commitments of any kind to acquire from Agenus West, or other obligation of Agenus West or Agenus Parent to issue, sell, transfer, repurchase or redeem, any units or other voting securities of or equity interests in Agenus West or securities convertible into or exercisable or exchangeable for units or other voting securities of or equity interests in Agenus West or (iv) equity appreciation rights, performance units, “phantom” units, profit participation rights or other similar rights or securities that are derivative of or provide economic benefits based directly or indirectly on the value or price of any units or other voting securities of or equity interests in Agenus West.

3.2
Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Sellers and each Ancillary Agreement to which a Seller is or will be a party have been duly and validly authorized by all necessary corporate or limited liability company action of Sellers, as applicable. This Agreement and each Ancillary Agreement has been duly executed and delivered by Sellers, as applicable, and constitutes a valid and binding agreement of Sellers, as applicable, enforceable against the applicable Seller in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.
3.3
No Contravention; Consents. Subject to obtaining the Consents set forth on Schedule

1.1B (the “Required Consents”), the execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not, after the giving of notice, or the lapse of time, or otherwise (a) violate the organizational documents of either Seller, (b) result in the breach of, constitute a default under, conflict with, result in the termination or cancellation of, or the acceleration of any right or obligation of a Seller under, or result in loss of any benefit of a Seller under, or result in the creation of any Lien upon any of the Purchased Assets, under any Contract to which a Seller is a party or by which any of the Purchased Assets is bound, or (c) violate any Laws or any Federal, state, local or foreign judgment, order or decree applicable to a Seller, the BioCDMO Business or any of the Purchased Assets. Except for such filings as may be required under the HSR Act and CFIUS and the Consents set forth on Schedule 1.1B, no material consent, approval, or authorization of any Governmental Authorities or other third party is required by Sellers in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements. except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

3.4
Title to Purchased Assets. Except as set forth on Schedule 3.4, one or both Sellers have good and marketable title to or a valid leasehold in, or otherwise have the right to use, all of the Purchased Assets, free and clear in the case of Purchased Assets owned by Sellers of any Liens except for Permitted Liens. The Purchased Assets include all assets necessary to provide the manufacturing services contemplated under the Contract Manufacturing Agreement. Other than as set forth on Schedule 3.4, the Purchased Assets constitute all assets currently used for the day-to-day operation of the BioCDMO Business as presently conducted by the Sellers. Except as set forth on Schedule 3.4, all tangible personal property included in the Purchased Assets has been reasonably maintained in accordance with good business practice, is in good operating condition and repair, ordinary wear and tear excepted, and is substantially suitable for its present uses.
3.5
Assumed Contracts. Schedule 1.1A is a list of all Assumed Contracts as of the date of this Agreement. Each Assumed Contract is in full force and effect, and is valid, binding and enforceable against the applicable Seller and, to such Seller’s knowledge, each other party thereto in accordance with its terms. Except as set forth on Schedule 1.1A, no Assumed Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. No Seller is, and, to Sellers’ knowledge, no other party is in breach or default under any Assumed Contract, and no event has occurred, and no condition exists which, with the passage of time or the giving of notice or both, would constitute such a breach or default by a Seller or, to Sellers’ knowledge, any other party thereto. True and complete copies of each Assumed Contract (including but not limited to the Real Estate Lease) have been delivered to Buyer. Except as set forth on Schedule 1.1A, no Seller is a party to or otherwise bound by any of the following contracts, agreements, or arrangements, whether written or oral, that are related to the Purchased Assets or the day-to-day operation of the BioCDMO Business:

(a)
any lease or sublease of real property;
(b)
any lease or sublease of personal property providing for either (A) annual payments by a Seller in excess of $10,000 or (B) aggregate payments by a Seller in excess of $30,000;
(c)
any contract for capital expenditures or the purchase of goods, services, materials, supplies or equipment providing for either (A) annual payments by a Seller in excess of $10,000 or (B) aggregate payments by a Seller in excess of $30,000;
(d)
any contract with any other brokers, sub-brokers, other intermediaries, referral sources, clients or otherwise relating to the sharing of commissions or fees, rebating or any other similar arrangement;
(e)
any contract granting any Person “most favored nation” status or “exclusivity” or other preferential terms;

(f)
any contract granting any Person a right of first refusal, right of first offer or other preferential right to purchase or acquire any of the equity interests, assets, properties or business of a Seller;
(g)
any contract for any partnership, joint venture, strategic alliance or other similar arrangement;
(h)
any contract requiring a Seller to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
(i)
any contract with any Governmental Authority (other than standard utility agreements);
(j)
any contract relating to the acquisition or divestiture of any business or all or substantially all of the assets of any Person (whether by merger, sale of equity interests, sale of assets or otherwise), including any contract pursuant to which the a Seller is, or may become, obligated to pay any amount in respect of an “earn- out” or other form of deferred or contingent consideration;

(k)
any contract (A) relating to the incurrence, assumption or guarantee of any outstanding Debt (including all loan agreements, notes, bonds, debentures, indentures or guarantees) or (B) creating or granting a Lien (other than Permitted Liens) on any of the Purchased Assets or any equity securities of a Seller;
(l)
any contract (A) relating to the employment, engagement or termination of any employees of a Seller or (B) providing for any bonus, deferred compensation or other payment to be made to any employee of a Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;
(m)
any contract that limits or purports to limit the ability of a Seller to (A) engage in any line of business, (B) compete with any Person, (C) operate in any geographic area, (D) solicit or accept business from the clients or prospective clients of any Person or (E) solicit for employment or hire any Person;
(n)
any contract providing for or relating to the settlement or compromise of any claim by or against a Seller in excess of $10,000; or
(o)
any other Contract of a type that is not covered by the other clauses of this Section

3.5 that (A) is material to the conduct of the BioCDMO Business or the absence of which would have a Material Adverse Effect and (B) is not terminable by the a Seller on sixty (60) days’ or less notice and without the payment of any penalty by, or any other material consequence to, a Seller.

3.6
Inventory; Equipment.
(a)
Schedule 3.6(a) sets for a complete list of Inventory as of the date hereof. All Inventory is of a quality and quantity usable in the Ordinary Course of Business. None of such Inventory is slow-moving, obsolete, damaged, defective or of below-standard quality. The values at which such Inventory is carried reflect an inventory valuation policy in accordance with the past custom and practice of Sellers. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of the BioCDMO Business. All Inventory is maintained at the facilities of Sellers, and no Inventory is held on a consignment basis.
(b)
Schedule 3.6(b) sets forth a complete and accurate list of all of the Equipment other than items having a book or fair market value individually of less than

$10,000. The Equipment Leases listed on Schedule 1.1A include all leases by a Seller of any item of personal property used in the BioCDMO Business. The Equipment, and all personal property held by a Seller under Equipment Leases, are utilized by Sellers in the Ordinary Course of Business and are in good condition and repair for their present use in the BioCDMO Business.

3.7
Real Property.
(a)
Schedule 3.7(a) sets forth a complete and correct list and description of all real property owned by a Seller (collectively, the “Owned Real Property”). Except as set forth on Schedule 3.7(a), with respect to each parcel of Owned Real Property:

(i) such Seller has good and marketable fee simple title to each parcel of Owned Real Property free and clear of all Liens other than Permitted Liens; (ii) there are no pending or, to Sellers’ Knowledge, threatened condemnation Proceedings, lawsuits, or administrative actions relating to any parcel of Owned Real Property or to Sellers’ Knowledge, any other material matters affecting adversely the current use, occupancy, or value of any parcel of Owned Real Property; (iii) no parcel of Owned Real Property serves any adjoining property for any purpose inconsistent with the use of such parcel of Owned Real Property, and no Owned Real Property is located with any flood hazard area (as defined by the Federal Emergency Management Agency); (iv) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property; (v) there are no outstanding Contracts, options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein; (vi) no Person (other than Sellers and their affiliates) is in possession of any Owned Real Property; (vii) to Sellers’ Knowledge all buildings, structures and other improvements located on the Owned Real Property, including all material components thereof, are in good condition (subject to normal wear and tear); and

(viii) all material certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the BioCDMO Business on the Owned Real Property have been issued to enable the Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used primarily in connection with the operation of the BioCDMO Business have been lawfully issued and are, as of the Closing Date, in full force and effect.

(b)
The Leased Real Property is the only real property that is leased by a Seller. Except as set forth on Schedule 3.7(b), one or both Sellers holds valid leasehold interests in the Leased Real Property, free and clear of any Liens, except any deed of trust or mortgage to which the Real Estate Lease is subordinate. Sellers have delivered to the Buyer accurate and complete copies of the Real Estate Lease. The Real Estate Lease is valid and subsisting and, to Sellers’ Knowledge, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. The leasehold interests of a Seller is not subject to any Lien, except any deed of trust or mortgage to which the Real Estate Lease is subordinate. With respect to the Real Estate Lease, Seller has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in the Real Estate Lease. The rent set forth in the Real Estate Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same. The Real Estate Lease grants Seller the exclusive right to use and occupy the demised premises thereunder.

(c)
Sellers are in peaceful and undisturbed possession of the Leased Real Property and there are no contractual or legal restrictions that preclude or restrict the ability of Sellers to use such Leased Real Property for the purposes for which it is currently being used. Sellers have not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and no Seller has received notice or has any Knowledge of any claim of any Person to the contrary.
3.8
Environment, Health and Safety Matters.
(a)
Sellers are in compliance with all Environmental Laws and Occupational Safety and Health Laws related to the Owned Real Property and the Leased Real Property. Without limiting the generality of the foregoing, Sellers and their affiliates have obtained and complied in all respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of the Owned Real Property and the Leased Real Property. An accurate and complete list of all such Governmental Authorizations is set forth on Schedule 3.8(a).
(b)
Sellers have not received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law, or

(ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to a Seller, or any Leased Real Property or other property or facility currently owned, leased, operated or controlled by a Seller in the operation of its BioCDMO Business and arising under any Environmental Law or Occupational Safety and Health Law.

(c)
Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, nor owned or operated the Owned Real Property or the Leased Real Property, in a manner that has given rise to, or could reasonably be expected to give rise to, any Liability, including any Liability for fines, penalties, response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act or any other Environmental Law or Occupational Safety and Health Law.
(d)
To Sellers’ Knowledge, no Seller has, expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

3.9
Employees; Labor Matters.
(a)
Schedule 1.1C contains an accurate list of all Employees, and showing each such Employee’s (i) name, (ii) the State in which such individual primarily works, (iii) present position, (iv) date of hire, (v) total length of employment or service, including any prior service credit that would affect the calculation of years of service for any purpose; (vi) classification as exempt or non-exempt; (vii) status as full- or part-time; (viii) current annual compensation (including base salary, commissions and deferred compensation); (ix) accrued bonuses, if any, as of the date hereof; (x) accrued but unused or eligibility for vacation or other paid-time- off entitlements as of the date hereof, and (xi) the Seller by whom such Employee is employed. Schedule 1.1C also contains a list of any consultants or independent contractors providing services to Sellers related to the BioCDMO Business and a description of any agreements of Sellers therewith. Except as set forth on Schedule 1.1C, no Persons employed by Agenus Parent work with any Purchased Asset or otherwise devote time on a day-to-day basis to the operations of the BioCDMO Business other than those supporting IT, HR and finance functions.
(b)
Sellers acknowledges that Sellers shall be responsible for satisfying in full all amounts owed to Employees, including, if applicable, wages, salaries, severance pay, sick pay, accrued but unused vacation, any employment, incentive, compensation or bonus agreements and any other benefits or payments pursuant to the terms of any Compensation Arrangement and Employee Plan relating to the period of employment by Sellers (and ending on the Closing Date). Neither Agenus Parent nor Agenus West has (i) enacted an employment policy or (ii) entered into an arrangement or contract with any employee of Agenus Parent or Agenus West, which obligates Sellers or Buyer to make retention payments to such employees.
(c)
Sellers are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including the terms and conditions of employment, termination of employment, hiring practices and procedures, immigration and employment verification matters, workplace health and safety, workers’ compensation, wages and hours (including minimum wage and overtime payments) and worker classification.
(d)
Neither Seller is, nor has ever been, a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or equivalent organization. To the knowledge of the Sellers, there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the Employees. There is no pending or, to the knowledge of the Sellers, threatened labor strike, labor dispute or work stoppage involving the Employees.
(e)
Except as set forth in Schedule 3.9(e), each Employee is an “at-will” employee and each independent contractor of the Sellers, whose employment or engagement, respectively, may be terminated at any time without advance notice by or Liability to the Sellers. Except as set forth in Schedule 3.9(e), none of the current Employees or independent contractors (i) is on a paid or unpaid medical, disability, family or other leave of absence, or (ii) has given written notice of termination of his or her employment or engagement. Each Employee or current independent contractor is correctly classified as an employee or non-employee and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act and for purposes of taxation and Tax reporting and under the Employee Plans).

(f)
Neither Seller has, within the past twelve (12) months, effectuated (i) a “plant closing” or a “mass layoff” (as such terms are defined in the WARN Act) or (ii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act.
(g)
Neither Seller has, within the past three (3) years, received any “cease and desist” letter or similar written communication alleging that any Employee or independent contractor is, and to the knowledge of the Sellers no Employee or independent contractor is, performing any job duties or engaging in other activities on behalf of a Seller in connection with the BioCDMO Business or the Purchased Assets that would violate any employment, non-competition, non- solicitation, non-disclosure or other similar agreement between such individual and any former employer or any applicable Law.
3.10
Absence of Changes. Since December 31, 2024, except as disclosed on Schedule 3.10, there has not been any:
(a)
amendment, cancellation, or termination of any contract, license, or other instrument material to Agenus West and/or the BioCDMO Business;
(b)
sale, assignment, or transfer of any material assets of a Seller related to the BioCDMO Business;
(c)
addition to or modification of the Employee Plans of a Seller or arrangements or practices affecting Employees;
(d)
material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Purchased Assets;
(e)
loans, advances or capital contributions by a Seller to, or investments in, any Person, other than (i) advances to the Employees in respect of travel and other business-related expenses incurred in the ordinary course of business, and (ii) loans, advances, capital contributions or investments by Agenus Parent that are unrelated to the Purchased Assets, Assumed Liabilities, or the BioCDMO Business;

(f)
material change in the compensation payable, or benefits provided to, or other material change in the employment terms (including termination or separation of service) for, any of the Employees;
(g)
incurrence, assumption or guarantee of any Debt other than Debt paid off prior to Closing;
(h)
waiver, release or assignment of any material rights, claims or benefits under any material contract or settlement or compromise any material claims by or against a Seller related to the Purchased Assets, the Assumed Liabilities, or the BioCDMO Business;
(i)
capital expenditures by Agenus West in excess of $25,000 or by Agenus Parent in excess of such amount if such expenditure is related to the Purchased Assets, Assumed Liabilities, or the BioCDMO Business;
(j)
agreement or commitment to do any of the foregoing;
(k)
change in accounting methods or practices by a Seller; or
(l)
change, condition, effect, event or occurrence that, individually or in the aggregate, has had a Material Adverse Effect on the Purchased Assets.
3.11
Taxes. Except as set forth on Schedule 3.11:
(a)
Each Seller has filed, or caused to be filed, with the appropriate Governmental Authority, all required Tax returns, and each Seller has paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon, in each case related to the BioCDMO Business. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return relating to the Purchased Assets or the BioCDMO Business. No Seller has any liability material in amount for any Taxes due and owing, and there are no proceedings pending pursuant to which a Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which would extend to Buyer as transferee of the Purchased Assets or as owner of the Business following the Closing.
(b)
Each Seller has timely collected or withheld, and timely remitted to the appropriate taxing authorities, all Taxes required to have been collected or withheld from amounts owing to the employees of the Sellers and other third parties for all periods under applicable Law and has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(c)
There are no Liens for Taxes on any of the Purchased Assets, nor is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased

Assets other than statutory Liens for current Taxes that are not yet due and payable.

(d)
No Seller has waived or extended or been requested to waive or extend any statute of limitations for the assessment or collection of any Taxes associated with the BioCDMO Business or the Purchased Assets, which waiver or extension is currently in effect.
(e)
During the past three (3) years, no Seller has received any written notice or written inquiry from any Governmental Authority in any jurisdiction where such Seller does not currently file Tax Returns to the effect that the Seller is or may be subject to taxation by that jurisdiction.
(f)
No Seller is, nor has any Seller been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2).
(g)
Neither Seller has (nor has either Seller previously had) any permanent establishment in any foreign country, and neither Seller engages (nor has either Seller ever previously engaged) in a trade or business in any foreign country.
(h)
Neither Seller is a “foreign person” within the meaning of Section 1445 of the Code. Neither the Code nor any other applicable Law requires the Buyer to withhold any portion of the Purchase Price.
3.12
Claims and Litigation. Except as set forth on Schedule 3.12, there are no Actions pending or, to Sellers’s knowledge, threatened by or against the Purchased Assets or Sellers relating to the BioCDMO Business or the transactions contemplated by this Agreement or the Ancillary Agreements.
3.13
Insurance. Schedule 3.13 sets forth a true and correct list of all insurance policies maintained by or for the benefit of Sellers related to the BioCDMO Business and/or the Purchased Assets, all of which are in full force and effect as of the date hereof. There are no claims pending under any insurance policies related to BioCDMO Business and/or the Purchased Assets as to which coverage has been denied or disputed or in respect of which there is outstanding reservation of rights. All premiums due on the insurance policies have been paid. Neither Seller is in default under, nor has either Seller otherwise failed to comply with, any provision contained in any such insurance policy.
3.14
Compliance with Laws.
(a)
Except as set forth in Schedule 3.14(a), both Sellers are in compliance with applicable Laws and Permits in connection with the BioCDMO Business, except where the failure to be in compliance would not have a Material Adverse Effect.
(b)
Without limiting the generality of Section 3.14(a), the Sellers currently conduct, and for the past five (5) years have conducted, their operations in connection with the BioCDMO Business in compliance in all material respects with all applicable anti-corruption or anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended. The Sellers maintain and are in compliance in all material respects with policies, procedures and internal controls reasonably designed to detect and prevent corruption and to ensure compliance in all material respects with all applicable anti-corruption or anti-bribery laws. The Sellers have not, nor to the knowledge of the Sellers, has any representative acting for or on behalf of the Sellers, made any payments of either cash or other consideration that were or are unlawful under applicable Law, including directly or indirectly (i) using the Sellers’ funds for any illegal or unlawful contribution, gift, entertainment or other payment, (ii) making any bribe, rebate, payoff, influence payment, kickback or other illegal or unlawful payment to any foreign or domestic government official or employee, (iii) making any payment to any customer, supplier or other Person for an unlawful reciprocal practice or (iv) making any illegal or unlawful payment to induce an individual to use such individual’s influence to assist the Sellers in obtaining or retaining business with any Person to secure an improper advantage for the Sellers.

(c)
Without limiting the generality of Section 3.14(a), the Sellers currently conduct the BioCDMO Business and have conducted the BioCDMO Business in material compliance with all applicable Privacy and Security Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer of Personally Identifiable Information. The Sellers have taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personally Identifiable Information collected by or on behalf of the Sellers in accordance with all Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Sellers conduct the BioCDMO Business. The Sellers have taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who process, store or otherwise handle Personally Identifiable Information for or on behalf of the Sellers have agreed to materially comply with applicable Privacy and Security Laws and taken reasonable steps to protect and secure Personally Identifiable Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. To the knowledge of the Sellers, there has been no unauthorized access, use, or disclosure of Personally Identifiable Information in the possession or control of the Sellers or any of its respective providers or other contractors, or otherwise in connection with the BioCDMO Business.
3.15
Brokers. Except as set forth on Schedule 3.15, neither Seller has engaged any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets or the BioCDMO Business.

3.16
Intellectual Property. Other than the Licensed Intellectual Property, there is no material intellectual property (whether owned or licensed by the Sellers) used by or on behalf of the Sellers in connection with the Purchased Assets. To the knowledge of the Sellers, (i) no activity of any Person conflicts with, infringes upon or otherwise misappropriates the Licensed Intellectual Property, and (ii) to Sellers’ Knowledge neither the development nor the manufacturing of biotech products in the manner conducted by the Sellers prior to or as of the Closing conflicts with, infringes upon or otherwise misappropriates any intellectual property rights of any Person.
3.17
Regulatory Matters. Neither Seller has received any written notice, letter, or similar correspondence from the U.S. Food & Drug Administration with respect to the operation of the BioCDMO Business.
3.18
Subsidiaries. Except as set forth on Schedule 3.18, Agenus West does not, directly or indirectly, own any equity interest in, have any investment in, or participate in any joint venture, partnership or similar association or arrangement with, any other Person.
3.19
No Undisclosed Liabilities; Debt and Liens.
(a)
Except as set forth on Schedule 3.19(a), the Sellers do not have any Liabilities other than (i) the Excluded Liabilities and (ii) the Assumed Liabilities, which have been incurred in the ordinary course of business.
(b)
Without limiting the generality of Section 3.19(a), except as set forth in Schedule 3.19(b), (i) the Sellers do not have any Debt, (ii) the Sellers do not guarantee any Debt of any other Person, (iii) there are no Liens (other than Permitted Liens) on the Purchased Assets, and (iv) all Debt may be prepaid at or prior to the Closing without penalty under the terms of the contracts, arrangements, or other instruments governing such Debt. Schedule 3.19(b) sets forth a true, complete and correct list of (A) the holders of all Debt of the Sellers and (B) the amount of Debt owed to each such holder as of the date hereof.
3.20
Permits. The Sellers hold or possess, and are in compliance with and have timely sought the renewal of, all material Permits required for the lawful conduct of its operations related to the BioCDMO Business as currently conducted (collectively, the “Material Permits”), except for any failure to hold or possess any Permit or any non-compliance or non-renewal that is not and would not reasonably be expected to be, individually or in the aggregate, material to the BioCDMO Business. Schedule 3.20 sets forth a true, complete and correct list of each Material Permit, including the holder of such Permit, the type of Permit, the Permit number, the jurisdiction issuing such Permit and the expiration date of such Permit. Except as set forth in Schedule 3.20, (a) each Material Permit is valid and in full force and effect; (b) none of the Sellers or any of its employees has received any written notice or, to the knowledge of the Sellers, other communication alleging, or is in, any material breach of or default under any Material Permit; (c) to the knowledge of the Sellers, no Material Permit will be terminated or impaired solely as a result of the transactions contemplated hereby; and (d) no Actions are pending or, to the knowledge of the Sellers, threatened that if determined or resolved adversely would result in the revocation, cancellation, suspension or adverse modification of any Material Permit.

3.21
Employee Plan Matters.
(a)
Schedule 3.21(a) sets forth a true, complete and correct list of each material Employee Plan. With respect to each such material Employee Plan, the Sellers have made available to the Buyer true, complete and correct copies of the following documents, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Employee Plans written descriptions of the material terms thereof; (ii) each insurance contract, trust agreement or other funding arrangement; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) the most recent determination or opinion letter (if any) received from the IRS with respect to each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code; (v) the two (2) most recent annual reports on Form 5500 (including any applicable schedules and attachments thereto) filed with the IRS; (vi) the coverage and nondiscrimination testing results for the two (2) most recent plan years; (vii) the most recent financial statements and/or actuarial valuation report; and (viii) all material correspondence within the past two (2) years with the IRS, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Employee Plan.
(b)
Each Employee Plan has been established, operated, administered and funded in compliance with, and complies with, its terms and all applicable Laws (including ERISA and the Code) in all material respects, and there has not been any written notice issued by any Governmental Authority questioning or challenging such compliance. The Sellers have timely paid or made all contributions, distributions, reimbursements and premium payments required under or with respect to each Employee Plan, including accruing in accordance with GAAP and past custom and practice of the Sellers, for any incurred but not reported Liabilities for all periods ending on or before the Closing Date.
(c)
No act or omission has occurred, and no condition exists with respect to any Employee Plan that would subject the Sellers, the Buyer or any of their respective affiliates to any material fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law, including Section 4980H of the Code. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan.
(d)
Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination letter from the IRS, or is a prototype plan that is entitled, under applicable IRS guidance, to rely on a favorable opinion letter from the IRS to the prototype plan sponsor (which it has timely received from the IRS), as to the Tax qualification of such Employee Plan under Section 401(a) of the Code and the exemption of the related trust from federal income taxation under Section 501(a) of the Code. No fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such Tax qualified status or Tax exempt status.

(e)
Each Employee Plan that is subject to Section 409A of the Code is in operational and documentary compliance with Section 409A and all applicable IRS regulations, rulings and notices promulgated thereunder. The Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A or Section 4999 of the Code.
(f)
Neither a Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has had or could have any Liability with respect to, (i) any Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) any tax qualified “defined benefit plan” (as defined in Section 3(35) of ERISA) or (vi) any self- insured plan (including any plan pursuant to which a stop loss policy or contract applies).
(g)
Except for health continuation coverage as required by COBRA or any similar applicable state law, no Employee Plan provides or promises any benefits or coverage following the retirement or other termination of service of any employees or independent contractors of the Sellers. Schedule 3.21(g) sets forth a true, complete and correct list of all Liabilities of the Sellers to provide “health continuation coverage” to former employees of the Sellers and their covered dependents with respect to all qualifying events under COBRA and similar state law that occurred prior to the Closing. With respect to all periods prior to the Closing, the Sellers have complied in all material respects with all requirements of COBRA and any similar state law. The Sellers will not have any current obligations to make any severance payments to any former employees or independent contractors as of the Closing.
(h)
Except as set forth in Schedule 3.21(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (i) result in, (ii) accelerate the time of payment, vesting or funding of or (iii) increase the amount or value of, any payment or benefit to any current or former employee, officer, manager or director of or consultant to a Seller. There is no Contract covering any current or former employee or independent contractor of either Seller that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) by the Buyer that could constitute “an excess parachute payment” within the meaning of Section 280G of the Code or would not be deductible under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(i)
Each Employee Plan may be amended, terminated or otherwise discontinued as of the Effective Time in accordance with its terms without any Liability to the Buyer or its ERISA Affiliates. None of the Employee Plans is operated, or subject to the laws of any jurisdiction, outside the United States.
(j)
None of the Employee Plans provides benefits to any individual who is not (i) an eligible employee of the Sellers, (ii) an eligible former employee of the Sellers (to the extent coverage of such former employee is required by applicable Law) or

(iii) an eligible spouse or dependent of any person covered by clause (i) or (ii). For purposes of each Employee Plan, the Sellers have correctly classified those individuals performing services for the Sellers as common law employees, leased employees or independent contractors.

(k)
There are no Actions (including any audit or investigation by the IRS, United States Department of Labor or Pension Benefit Guaranty Corporation) pending or, to the knowledge of the Sellers, threatened involving any Employee Plan or the assets thereof, other than routine claims for benefits payable in the ordinary course of business that if determined adverse to Sellers would not have a Material Adverse Effect.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1
Organization and Authority. Zydus Pharmaceuticals (USA) Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. If this Agreement is assigned by Zydus Pharmaceuticals (USA) Inc. to an affiliate prior to Closing, such Buyer shall be duly organized, validly existing and in good standing under the laws of such Buyer’s state of organization. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.
4.2
Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer is or will be a party have been duly and validly authorized by all necessary corporate action. This Agreement and each Ancillary Agreement to which Buyer is or will be a party has been (or when delivered will be) duly executed and delivered by Buyer and constitutes (or will constitute) a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.
4.3
No Contravention; Consents. The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by Buyer will not (a) violate the organizational documents of Buyer, (b) violate any Laws applicable to Buyer, (c) require the consent of any third party, or (d) violate, be in conflict with, or constitute a default under any contract or agreement to which Buyer is a party, such that Buyer cannot perform its obligations hereunder.

4.4
Financial Resources. Buyer has the financial resources to pay the Purchase Price as required hereunder and fulfill its other obligations hereunder.
4.5
Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets or the BioCDMO Business.
4.6
Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the BioCDMO Business, the Purchased Assets, and the operations, prospects, condition (financial or otherwise) of the BioCDMO Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the BioCDMO Business for such purposes. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, or any Person on Sellers’ behalf has made any representation or warranty as to Sellers, the BioCDMO Business, the Purchased Assets or this Agreement, except as expressly set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedules).

SECTION 5.

PRE-CLOSING COVENANTS OF THE PARTIES

5.1
The Parties each covenant and agree, from and after the execution and delivery of this Agreement, to and including the Closing Date as follows:
(a)
Commercially Reasonable Efforts.
(i)
Sellers covenant and agree that from and after the execution and delivery of this Agreement to and including the Closing Date Sellers shall use their commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all Required Consents required to be obtained by Sellers in connection with this Agreement and the transactions contemplated hereby. Sellers shall make all filings with and give all notices to third parties that may be reasonably necessary of Sellers in order to consummate the transactions contemplated hereby.
(ii)
Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date Buyer shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, including providing commercially reasonable assistance to Sellers with respect to Consents required to be obtained by Sellers in connection with this Agreement and the transactions contemplated hereby. Buyer shall make all filings with and give all notices to third parties that may be necessary or reasonably required in order to consummate the transactions contemplated hereby.

(b)
Access. Sellers shall give to Buyer and its agents reasonable access during normal business hours to all of Sellers’ personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the BioCDMO Business and/or the Purchased Assets, and shall furnish Buyer with all such information concerning the BioCDMO Business as Buyer reasonably may request. All requests by Buyer for access pursuant to this Section 5.1(b) shall be submitted or directed exclusively to such individual(s) as the Sellers may designate in writing from time to time, who initially shall be Zachary Armen. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer if such disclosure would, in the Sellers’ reasonable discretion: (w) cause significant competitive harm to Sellers, any of their affiliates or their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Effective Date; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed, Buyer shall not contact any employees of, suppliers to, or customers of, Sellers or any of their affiliates, and shall have no right to perform invasive or subsurface investigations of the Real Property. Without limiting the foregoing, Sellers shall permit Buyer and its representatives upon reasonable advance notice to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 5.1(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the BioCDMO Business or any other businesses of Sellers. Buyer must promptly repair any damage or loss caused by Buyer or its representatives, and the Buyer shall indemnify and hold Sellers harmless from all claims, losses, liability, costs and expenses, including attorneys’ fees, in connection with such access and due diligence related thereto. Each Party shall, to the extent applicable, and shall cause its representatives to (to the extent applicable), abide by the terms of that certain mutual confidentiality agreement, dated October 25, 2024, by and between Agenus Parent and Zydus Lifesciences Limited, a company incorporated under the laws of India, with respect to any access or information provided pursuant to this Section 5.1(b).

(c)
Ordinary Course. Unless approved by Buyer in writing, Sellers shall conduct the BioCDMO Business and use their commercially reasonable efforts to preserve and maintain the Purchased Assets in good working order and condition, subject to normal wear and tear, in the ordinary course of business consistent with past practice, including maintaining existing insurance policies on the Purchased Assets as in effect on the date hereof. Sellers shall use commercially reasonable efforts to keep their respective organizations intact to preserve the BioCDMO Business and to preserve the goodwill of suppliers, customers, landlords, Governmental Authorities and others dealing with Sellers. Sellers’ Books and Records shall be maintained in a manner consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:
(i)
preserve and maintain all existing Permits required for the conduct of the BioCDMO Business as currently conducted or the ownership and use of the Purchased Assets; provided that any failure of Sellers to preserve or maintain any Permits as required pursuant to this Section 5.1(c)(i) shall not be considered a breach hereof if such failure would not have a materially adverse impact on the operation by Buyer of the BioCDMO Business or the Purchased Assets post-Closing;
(ii)
pay the debts, Taxes and other obligations of the BioCDMO Business when due;
(iii)
defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation, and refrain from granting new title or property interests or leaseholds in the Purchased Assets;
(iv)
perform all of its material obligations under all Assumed Contracts;
(v)
comply in all material respects with all Laws applicable to the conduct of the BioCDMO Business or the ownership and use of the Purchased Assets; and
(vi)
not take or consent to any action that would cause any of the changes, events or conditions described in Section 3.10 to occur.
(d)
Contracts and Liens. Sellers shall not (i) create, assume, consent to or suffer to exist any Lien on any of the Purchased Assets (other than Permitted Liens); or

(ii) cause or approve the termination of any Assumed Contract without Buyer’s written consent. Unless Buyer shall have given its prior written consent or otherwise in the ordinary course of business, neither Seller shall enter into any new contract, agreement or lease or incur any obligation (including obligations arising from the amendment of any existing contract, agreement or lease) related to the BioCDMO Business that will be binding on Buyer or the Purchased Assets after the Closing.

(e)
Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Section 7 hereof.
(f)
No Solicitation of Other Bids.
(i)
Sellers shall not, and shall not authorize or permit any of their affiliates or any of their respective representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their affiliates and all of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the BioCDMO Business or the Purchased Assets.
(ii)
In addition to the other obligations under this Section 5.1, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or their representatives) advise Buyer orally and in writing of any Acquisition Proposal, any written request for information with respect to any Acquisition Proposal, or any written inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal and the material terms and conditions of such written request, Acquisition Proposal or inquiry.
(iii)
Sellers agree that the rights and remedies for noncompliance with this Section 5.1(f) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

SECTION 6.

OTHER COVENANTS

6.1
Notice of Breach. Buyer and Sellers shall give prompt notice to one another of (a) the occurrence or nonoccurrence of any event that has caused or would be likely to cause, individually or in the aggregate, (i) a Material Adverse Effect, (ii) any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (iii) any material failure of Buyer or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the BioCDMO Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.1 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available to the Party receiving such notice (including Section 9.3, Section 9.4, and Section 10.1) and shall not be deemed to amend or supplement the Disclosure Schedules; provided, that if a Party has a right to terminate this Agreement pursuant to Section 10.1 as a result of such matter’s disclosure by another Party under this Section 6.1, but does not elect to terminate within fifteen (15) days of its receipt of such notice, then such recipient shall be deemed to have irrevocably waived any right to terminate this Agreement solely with respect to such matter; provided further, however, that no matter disclosed under this Section 6.1 shall be deemed to have been waived (whether or not such matter, standing alone, triggers a right of termination for the recipient under Section 10.1) if, when combined with other matters disclosed under this Section 6.1, such matters on a combined basis provide the recipient with a separate right of termination.

6.2
Confidentiality.
(a)
Confidential Transaction Information. Except as necessary for the consummation of the transaction contemplated hereby, and except as and to the extent required by Law, each Party will keep confidential all information obtained from the other Party in connection with the transactions contemplated by this Agreement (unless such information thereafter becomes generally available to the public or is otherwise available to it on a non-confidential basis from another source). If this Agreement is terminated, each Party will, upon request, return all information obtained from the other Party in connection with the transactions contemplated by this Agreement.
(b)
Confidential Business Information. From and after the Closing, Sellers shall, and shall cause their affiliates to, hold, and shall use its reasonable best efforts to cause their respective representatives to hold, in confidence any and all information, whether written or oral, concerning its operations related to the BioCDMO Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of a Seller, any of a Seller’s affiliates or their respective representatives; or (b) is lawfully acquired by a Seller, any of its affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3
Bulk Sales. The Parties do not believe that any bulk sales Laws are applicable to the transactions contemplated by this Agreement. To the extent bulk sales Laws do apply, Sellers and Buyer hereby waive compliance by the other with bulk sales Laws applicable to the transactions contemplated hereby; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
6.4
Further Assurances. The Parties will take all appropriate actions and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof.
6.5
Governmental Approvals and Consents.
(a)
Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all third parties that are described in Schedule 1.1B and all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with each other Party and such Party’s affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. The Parties acknowledge that the rules and regulations promulgated by the Committee on Foreign Investment in the United States (“CFIUS”) require the Parties to jointly prepare and submit a CFIUS declaration pursuant to 21 C.F.R. Part 800 et al (“CFIUS Filing”) before CFIUS and obtain CFIUS Regulatory Approval. If the CFIUS Filing has not been filed prior to the Effective Date, the Parties shall, using best efforts, jointly prepare and submit the CFIUS Filing before CFIUS. The Parties agree that Sellers and/or its representatives shall take the lead in filing the CFIUS Filing. A “CFIUS Regulatory Approval” shall occur only when one of the following conditions has been met: (i) in response to the CFIUS Filing submitted jointly by the Parties, the Parties have received written notice from CFIUS stating that: (A) CFIUS has concluded that the transaction subject to this Agreement (the “Proposed Transaction”) is not a “covered transaction” and not subject to review under the Defense Production Act; or (B) CFIUS has concluded its consideration of the

Proposed Transaction under the Defense Production Act and determined there are no unresolved national security concerns regarding the Proposed Transaction; or

(ii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the Proposed Transaction and either the period under the Defense Production Act during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Proposed Transaction has expired without any such action being announced or taken. The Parties shall respond to all CFIUS inquiries in a timely manner. Each Party shall bear its own fees and costs (including all filing fees) in connection with such Party’s CFIUS Filing. The filing fees for all Parties for all filings under the HSR Act shall be borne equally by Buyer and Sellers, when due.

(b)
All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c)
Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.5, Buyer agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible.
(d)
Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, Buyer or any of its affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.6
Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within three Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. Notwithstanding anything to the contrary in the foregoing, Sellers shall update (a) Schedule 1.1C to reflect the change in employers for Ronald Tetrault and Emma Wilson as contemplated in Section 6.12(a), and (b) Schedule 3.19(b) to reflect updated Debt information, and deliver each such Schedule three (3) days prior to Closing.
6.7
Public Announcements. No Party shall make any public announcements in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, provided that one Party shall not prevent another Party from timely complying with applicable Law, including public company reporting obligations under the Securities Act of 1934, as amended.
6.8
Books and Records.
(a)
After the Closing, for the period(s) required by applicable Law, Buyer shall:
(i)
retain the books and records related to the Purchased Assets purchased hereunder, the Assumed Liabilities and the employees who transitioned to Buyer; and
(ii)
upon reasonable notice, afford Sellers and their representatives with reasonable access (including the right to make photocopies), during normal business hours, to such books and records.
(b)
After the Closing, for the period(s) required by applicable Law, Sellers shall:
(i)
retain the books and records (including personnel files) of Sellers which relate to the BioCDMO Business and its operations for periods prior to the Closing; and
(ii)
upon reasonable notice, afford the Buyer's representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

Neither Buyer nor Sellers shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 6.8 where such access would violate any Law.

6.9
Leases. Sellers will not cause or permit the Real Estate Lease to be amended, modified, extended, renewed or terminated, nor shall Sellers enter into any new lease, sublease, license or other agreement for the use or occupancy of any Owned Real Property requiring rental without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
6.10
Transfer Taxes. Except with respect to Excluded Tax Liabilities, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).
6.11
Tax Clearance Certificates. Prior to Closing, each Seller shall obtain from the California Department of Tax and Fee Administration a Certificate of Tax and Fee Clearance. Agenus West shall also notify all of the other taxing authorities in the jurisdictions that impose Taxes on Agenus West or where Agenus West has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Agenus West. If any taxing authority asserts that Agenus West is liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
6.12
Employees and Employee Benefits.
(a)
As soon as practicable after the Effective Date but in any event prior to Closing, Sellers shall cause Ronald Tetrault and Emma Wilson, each of whom as of the Effective Date are employed by Agenus Parent, to transition from employment with Agenus Parent to employment with Agenus West. Sellers shall notify Buyer in writing upon fulfillment by Sellers of the foregoing obligation and shall provide supporting documentation evidencing such fulfillment.
(b)
Prior to the Closing Date but after the fulfillment of Sellers’ obligations in Section 6.12(a) above, Buyer shall make offers to all Employees employed as of the time the offers are made, offering employment by Buyer or an affiliate of Buyer on substantially the same terms and conditions as such Employees have as of the Effective Date (an “Offer”). The Offer shall be contingent on the Closing and the requirement that Employees resign from employment with Agenus West as of the Closing Date. Commencing on the Closing Date, Buyer shall employ all Employees who have accepted an Offer and resigned from employment with Agenus West (the “Transferring Employees”). Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.12.

(c)
Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the BioCDMO Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Agenus West or Agenus Parent, as applicable, at any time on or prior to the Closing Date and Agenus West or Agenus Parent, as applicable, shall pay all such amounts to all entitled persons on or prior to the Closing Date, provided that post-Closing Buyer shall credit all Transferring Employees for all purposes other than severance for the Transferring Employee’s service with Agenus West or Agenus Parent, as applicable, pre-Closing.
(d)
Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the BioCDMO Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the BioCDMO Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(e)
Effective as soon as practicable following the Closing Date, Buyer shall provide Transferring Employees with the ability to contribute to a defined contribution retirement plan on terms substantially similar to, or more favorable than, that provided by Sellers.
(f)
Each Transferring Employee shall be eligible to receive the salary and benefits maintained for employees of Agenus West (excluding any employee stock options or other incentive or equity compensation granted to such employees by Agenus Parent) on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Agenus West.
(g)
Each Transferring Employee shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Agenus West prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and

(ii) such service crediting shall be permitted and consistent with Buyer's defined contribution retirement plan or Buyer shall make good faith efforts to amend Buyer’s defined contribution retirement plan to recognize the prior service of Transferring Employees.

6.13
Non-Competition; Non-Solicitation.

(a)
For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective controlled affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an ownership or other interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any known material actual client, customer, supplier or licensor of the BioCDMO Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the BioCDMO Business after the Closing), or any other Person who is known to have a material business relationship with the BioCDMO Business, to terminate or modify any such actual relationship. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person. For the avoidance of doubt, this Section 6.13(a) is a covenant not to own or operate its own manufacturing business, and nothing in this Section 6.13 shall prohibit Sellers or any of their respective affiliates from using for their product development and manufacturing requirements such developer(s) or manufacturer(s) as they may choose in its sole discretion; provided that notwithstanding anything to the contrary herein, Sellers shall continue to be bound by any exclusivity provisions or other obligations set forth in the Contract Manufacturing Agreement and nothing in this Section 6.13 shall be interpreted as superseding any provision in the Contract Manufacturing Agreement.
(b)
During the Restricted Period, neither Seller shall, nor shall either Seller permit any of its affiliates to, directly or indirectly: (i) hire or solicit any Person who (A) is provided an Offer by Buyer or an affiliate of Buyer or (B) was employed by Buyer (or an affiliate of Buyer) at any time during the two (2) year period immediately prior to the solicitation or hiring, or (ii) encourage any employee or former employee of Buyer (or an affiliate of Buyer) to leave employment with Buyer. Notwithstanding the above, neither Section 6.13(a) nor (b) shall prevent Sellers from engaging Transferring Employees in limited consulting engagements with Sellers or any of their affiliates in support of the Sellers’ non-BioCDMO businesses so long as such engagements do not interfere with the Transferring Employees’ employment with Buyer. If, at any time during the Restricted Period, Sellers request a waiver of the prohibitions contained in this Section as to a particular employee or former employee of Buyer (or an affiliate of Buyer), Buyer agrees to consider such request in good faith.
(c)
Sellers each acknowledge that a breach or threatened breach of this Section 6.13 could give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)
Sellers each acknowledge that the restrictions contained in this Section

6.13 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.14
Real Estate.
(a)
Within twenty (20) days following the Effective Date (or, if not practicable despite Buyer’s best efforts, as soon as reasonably practicable), Buyer, at its sole cost and expense, shall obtain an owner’s title insurance commitment (the “Title Commitment”) for each parcel of Owned Real Property from a title company mutually agreed to by the Parties. Buyer shall provide Sellers with a copy of each Title Commitment within five (5) days after Buyer’s receipt thereof. Buyer shall cause each Title Commitment to be updated within five (5) days of the date on which Closing is scheduled to occur pursuant hereto. Each Title Commitment shall show that title will be vested in Buyer as good marketable title in fee simple, free and clear of all liens and encumbrances except (i) real property taxes and assessments which are a lien but not yet due and payable, (ii) applicable zoning and building laws, rights of the public in legal highways and other Permitted Liens, and (iii) any other matter of record which Buyer has expressly agreed to assume in writing or for which Buyer has not delivered an Objection in accordance with Section 6.14(c) (collectively, the “Permitted Encumbrances”).
(b)
Buyer shall have the right, but not the obligation, to obtain current surveys of the Owned Real Property (each, a “Survey”). If required in order to convey title to the Owned Real Property from a Seller to Buyer, Buyer shall obtain a new boundary legal description of the applicable Owned Real Property (the “Legal Description”) from a surveying and engineering firm mutually agreeable to Buyer and Sellers. If Buyer obtains any Survey and/or the Legal Description, then Buyer shall be responsible for the cost thereof.
(c)
If a Title Commitment or a Survey contain matters that are not acceptable to Buyer in its sole discretion (collectively, the “Objections”), then Buyer shall provide Sellers with written notice of all such Objections within sixty (60) days following the Effective Date. Sellers shall have ten (10) days after Buyer’s delivery of such notice to advise Buyer in writing whether Sellers are able and willing (in their discretion) to cure any or all Objections and/or revise the applicable Survey to eliminate the objectionable matters, in each case, at Sellers’ sole cost and expense (the “Objection Response”). If

Sellers are unable or unwilling to cure all Objections to Buyer’s satisfaction, then Buyer shall, within fifteen (15) days following Buyer’s receipt of the Objection Response, either

(i) terminate this Agreement by providing written notice of this intent to Sellers, in which event Buyer and Sellers shall have no further obligations to each other, or (ii) waive the Objections and proceed to Closing, subject to all other terms and conditions of this Agreement. Notwithstanding the foregoing: (a) Buyer shall not be required to object to any mortgage, lien or other monetary encumbrance affecting all or any portion of the Owned Real Property and all such mortgages, liens and monetary encumbrances, shall be satisfied or released in full by Sellers at or prior to Closing at Sellers’ sole cost and expense; (b) Buyer shall have the continuing right until Closing to object to any new title matters that arise or are created after the effective date of any Title Commitment; and (c) Sellers agree to reasonably cooperate with Buyer in connection with Buyer’s efforts to forfeit any oil and gas leases applicable to the Owned Real Property, including, without limitation, execution by Sellers of any applicable notices, affidavits, or other similar documents required to forfeit the oil and gas leases. If the basis for the Objections makes the title unmarketable, then the closing date and Outside Date shall be adjourned for a reasonable time to allow Sellers to eliminate the Objections, not to exceed forty-five (45) days.

(d)
Within ten (10) Business Days following the Effective Date, Sellers shall deliver to Buyer the following written or electronic information relating to the Owned Real Property to the extent that such information is within Sellers’ possession or control:

(a) existing surveys (including legal descriptions); (b) existing farm leases and residential leases; (c) a completed Phase I Environmental Site Assessment owner’s questionnaire (a form to be provided by Buyer); (d) a completed residential property disclosure form for each residential dwelling on the Owned Real Property; and (e) a completed lead based paint disclosure form for each residential dwelling on the Owned Real Property. Sellers shall have a continuing obligation to Buyer during the term of this Agreement to deliver to Buyer, immediately after Sellers’ receipt thereof, all communications with all governmental authorities concerning the Owned Real Property (e.g., violation notices, notices pertaining to assessments, condemnation notices, etc.), as well as all non- privileged communications or other documents relating to any threatened or pending claim concerning the Owned Real Property or that otherwise could adversely affect the Owned Real Property or its value. Within thirty (30) days following the Effective Date, Sellers shall deliver to Buyer an updated Phase I Environmental Site Assessment, dated as of the Effective Date or later (the “Updated Phase I”). If the Updated Phase I includes any material findings, then Buyer shall, within fifteen (15) days following Buyer’s receipt of the Updated Phase I, either (i) terminate this Agreement by providing written notice of this intent to Sellers, in which event Buyer and Sellers shall have no further obligations to each other, or (ii) waive the findings and proceed to Closing, subject to all other terms and conditions of this Agreement.

(e)
Risk of loss to the Owned Real Property from fire or other casualty shall be borne by Sellers until delivery of the Deeds, provided that if the Owned Real Property or any portion thereof is damaged or destroyed in any material respect by fire or other casualty prior to the Closing, then in such event Buyer shall have the option to (i) proceed with the transaction and be entitled to insurance, not exceeding the Purchase Price, if any, paid to Sellers under any and all policies of insurance covering the Owned Real Property so damaged or destroyed, or (ii) terminate this Agreement, in which case the Parties shall have no further obligations to the other (other than the provisions specifically identified as surviving after the termination of this Agreement).

(f)
If prior to Closing, all or any portion of the Owned Real Property has been taken or if Sellers shall receive a notice from any Governmental Authority (or quasi- governmental authority) having eminent domain power over the Owned Real Property of its intention to take, by eminent domain proceeding, any part of the Owned Real Property (a “Taking”), Buyer shall have the option, exercisable within ten (10) days after receipt of notice, to elect in writing to terminate this Agreement by delivering notice of such termination to Sellers, whereupon this Agreement shall be deemed canceled and of no further force or effect, and no Party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If Buyer shall not timely elect to terminate this Agreement, then Buyer and Sellers shall consummate this transaction in accordance with this Agreement; provided, however, that Sellers shall, on the Closing Date, (i) assign and remit to Buyer the proceeds of any award or other proceeds of such Taking which have been collected by Sellers as a result of such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer an assignment of Sellers’ rights to any such award or other proceeds which may be payable to Sellers as a result of such Taking. Sellers shall promptly notify Buyer in writing of the commencement or occurrence of any condemnation proceedings.
6.15
Assets and Permits Not Assigned. Notwithstanding anything to the contrary in this Agreement, no contracts, Permits, properties, rights or other assets of Sellers shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if (a) the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other Person would be ineffective or would constitute a breach of contract or a violation of any Law or would in any other way adversely affect the rights of a Seller (or Buyer as transferee or assignee), and (b) such consent or approval is not obtained at or prior to the Closing. In such case, to the extent possible, (x) the beneficial interest in or to such contracts, Permits, properties, rights and assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (y) pending such consent or approval, Buyer shall discharge the obligations of the applicable Seller under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for such Seller, and for no additional consideration, such Seller shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Sellers will use their reasonable best efforts, at Sellers’ sole cost, to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the contracts, Permits, properties, rights or assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such contracts, Permits, properties, rights or assets, including their formal assignment or novation, if advisable. Once such consent or approval is obtained, the applicable Seller will sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent or approval relates for no additional consideration. Sellers will make or complete any such transfers as soon as reasonably practicable and cooperate with Buyer in any other reasonable arrangement designed to provide Buyer with the benefits of such contracts, Permits, properties, rights and assets, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other Party thereto arising out of the breach or cancellation thereof by such other Person or otherwise.

6.16
Data Room Delivery. Within thirty (30) days following the Closing Date, Sellers shall deliver to Buyer, in a format reasonably acceptable to Buyer, a copy of the Data Room. Sellers shall not upload any documentation or otherwise make changes to the Data Room on or after the Closing Date.
6.17
Storage of Excluded Assets. If any Excluded Assets remain on the premises of any portion of the Real Property following Closing, Sellers shall pay monthly storage fees to Buyer at prevailing market rates, to be charged by Buyer each month by written notice or invoice.

SECTION 7.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

7.1
Conditions to Obligations of All Parties to Close. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)
The filings of Buyer and Sellers pursuant to the HSR Act and CFIUS, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated or, with respect to CFIUS, a CFIUS Regulatory Approval shall have been received.
(b)
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)
Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
(d)
The Allocation Schedule shall have been agreed to by the Parties in each Party’s reasonable discretion.

7.2
Conditions to Obligations of Sellers to Close. The obligations of Sellers to sell the Purchased Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions

(a)
Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for (a) any inaccuracy that could not reasonably be expected to have a Material Adverse Effect on Buyer, (b) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, or (c) changes in any representation or warranty that are permitted by this Agreement; and Buyer shall have performed, in all material respects, all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date.
(b)
Closing Deliveries. Buyer shall have tendered the documents and other items to be delivered to Sellers by Buyer pursuant to Section 8.3 of this Agreement.
7.3
Conditions to Obligations of Buyer to Close. The obligations of Buyer to purchase the Purchased Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:
(a)
Representations, Warranties and Covenants. Other than the representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.3, Section 3.15, and Section 3.19(b), all representations and warranties of Sellers contained in this Agreement shall be true and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (taking into account for purposes of Section 3.9(a) the delivery of the supplement of Schedule 1.1C as set forth in Section 6.6 hereof), except for (i) any inaccuracies that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sellers, (ii) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, or (iii) changes in any representation or warranty that are permitted by this Agreement, or, (iv) solely with respect to Section 3.9(a). The representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.3, and Section 3.15 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers in Section 3.19(b) (as qualified and/or supplemented by Section 3.19(b) of the Disclosure Schedules), shall be true and correct in all material respects: (i) on and as of the date hereof, and (ii) after delivery of the supplement of Schedule 3.19(b) deliverable pursuant to Section 6.6 hereof, on and as of the Closing Date with the same effect as though made at and as of such date. Sellers shall have performed, in all material respects, all agreements and covenants required hereby to be performed by Sellers prior to or on the Closing Date, provided that, with respect to agreements and covenants that are qualified by materiality, Sellers shall have performed such agreements and covenants, as so qualified, in all respects.

(b)
From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.
(c)
Buyer shall have received all Permits that are necessary for it to operate the Purchased Assets as operated by Sellers as of the Closing Date; provided that Buyer shall have used its best efforts to obtain all such Permits. Sellers shall cooperate with Buyer in good faith to assist Buyer in obtaining any such Permits.
(d)
Buyer shall have received (at Buyer’s expense) an owner's title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company reasonably acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall reasonably require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Liens other than Permitted Liens.
(e)
Closing Deliveries. Sellers shall have tendered the documents and other items to be delivered by one or both Sellers pursuant to Section 8.2 of this Agreement.
(f)
Material Consents. Each Required Consent shall have been obtained without any material adverse change in the terms or conditions of each Assumed Contract to which such Required Consent relates from those in effect on the date hereof.
(g)
Payoffs. Sellers shall have provided Buyer with all applicable Payoff Letters at least two (2) days prior to Closing; understanding that at the Closing, Buyer will pay by wire transfer of immediately available funds out of the Purchase Price, to the Persons specified in each Payoff Letter, the applicable Payoff Letter Amount pursuant to instructions contained in such Payoff Letter.
(h)
Employees. Buyer shall have received acceptances of the Offers extended by it pursuant to Section 6.12(a) from: (i) Renuka Siverdian and Al Dadson; and (ii) other Employees representing at least seventy percent (70%) of the number of Offers extended. For the avoidance of doubt, the acceptances contemplated in the foregoing subsection (i) shall be excluded for purposes of calculating the percentage of acceptances required by subsection (ii).
(i)
Sellers and Buyer (or their respective affiliates) shall have executed and delivered that certain Securities Purchase Agreement, pursuant to which Buyer (or its affiliate) shall purchase from Agenus Parent a portion of the authorized capital stock of Agenus Parent at a purchase price of $7.50 per share, subject to the terms and conditions therein, and the transactions contemplated by such Securities Purchase Agreement shall be consummated and closed simultaneously with the Closing contemplated herein.

(j)
Agenus Parent and Buyer’s affiliate, Zydus LifeSciences Ltd., shall have executed and delivered that certain BOT/BAL License Agreement, pursuant to which Agenus Parent will grant an exclusive license to Zydus LifeSciences Ltd. to use or otherwise access the Agenus IP (as defined therein) on the terms and subject to the conditions set forth therein.

SECTION 8. THE CLOSING

8.1
The Closing. At the Closing, which shall take place at such location agreed to by the Parties, Sellers shall make such deliveries as are set forth in Section 8.2, and Buyer shall make such deliveries as are set forth in Section 8.3. All transactions at Closing are deemed to have taken place simultaneously and no transaction shall be deemed to have been completed, nor shall any document be deemed to have been delivered, until all transactions shall have been completed and all documents delivered.
8.2
Deliveries by Sellers to Buyer. Sellers shall deliver to Buyer:
(a)
A bill of sale duly executed by Agenus West, in customary form, as shall be mutually agreed to by the Parties;
(b)
An assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by each Seller relating to the Assumed Contracts and other Purchased Assets, in customary form, as shall be mutually agreed to by the Parties;
(c)
A manufacturing know-how license agreement covering the Licensed Intellectual Property, duly executed by each Seller (the “License Agreement”), in customary form, as shall be mutually agreed to by the Parties (under which the applicable Seller will retain ownership of the Licensed Intellectual Property, including the right to enforce it, with Sellers granting Buyer a right to use it);
(d)
A duly executed assignment and assumption of the lease for the Leased Real Property (the “Assignment and Assumption of Lease”);
(e)
A duly executed estoppel certificate and subordination, non-disturbance, and attornment agreement, signed by landlord and tenant, with respect to the Leased Real Property, in a form mutually agreed to by the Parties;
(f)
A duly executed general warranty deed in recordable form for each Owned Real Property, including transferable and approved legal descriptions for each Owned Real Property;
(g)
The Certificate of Tax and Fee Clearance from the California Department of Tax and Fee Administration required by Section 6.11;
(h)
A copy of the Escrow Agreement duly executed by each Seller;

(i)
FIRPTA certifications duly executed by each Seller;
(j)
Any applicable state or local transfer or gains tax return or other documents or affidavits required to transfer title to the Owned Real Property in accordance with this Agreement;
(k)
Such other good and sufficient instruments of conveyance and transfer as are reasonably necessary to vest in Buyer good and valid title to the Purchased Assets, free and clear of all Liens other the Permitted Liens;
(l)
A copy of each document evidencing each Required Consent;
(m)
A transition services agreement, in a form as shall be mutually agreed to by the Parties (the “Transition Services Agreement”), duly executed by each Seller;
(n)
A certificate of Sellers attesting to their fulfillment of the conditions set forth in Section 7.1 and 7.3;
(o)
A copy of the resolutions of each Seller, approving the transactions contemplated by this Agreement;
(p)
A contract manufacturing agreement, in the form attached hereto as Exhibit A

(the “Contract Manufacturing Agreement”), duly executed by each Seller;

(q)
All keys and access codes for the Owned Real Property and Leased Real Property in a Seller’s possession or control, together with possession of such properties; and
(r)
Such other documents reasonably requested by Buyer to give effect to the transactions contemplated by this Agreement.
8.3
Deliveries by Buyer to Sellers. Buyer shall deliver:
(a)
To Sellers,
(i)
the Closing Cash Consideration, less the [***] for deposit into the Indemnification Escrow Fund, paid by Buyer on the Closing Date by wire transfer of immediately available funds to the account or accounts of Sellers pursuant to wire instructions provided to Buyer at least 48 hours prior to Closing;
(ii)
The Assignment and Assumption Agreement, duly executed by Buyer;
(iii)
The Transition Services Agreement, duly executed by Buyer;
(iv)
A certificate of Buyer attesting to its fulfillment of the conditions set forth in Section 7.1 and 7.2;
(v)
A copy of the Escrow Agreement, duly executed by Buyer;

(vi)
The Contract Manufacturing Agreement, duly executed by Buyer;
(vii)
The Assignment and Assumption of Lease, duly executed by Buyer;
(viii)
The License Agreement, duly executed by Buyer;
(ix)
A copy of the resolutions of Buyer approving the transactions contemplated by this Agreement;
(x)
A letter of credit (currently in the amount of $2,634,030) for the benefit of the landlord under the Real Estate Lease, in a form acceptable to the landlord, to replace Agenus Parent’s existing letter of credit, which is to be returned to Agenus Parent and canceled; and
(xi)
Such other documents reasonably requested by Sellers to give effect to the transactions contemplated by this Agreement; and
(b)
To Escrow Agent: (i) [***] for deposit into the Indemnification Escrow Fund by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in the Agreement; and (ii) the Escrow Agreement, duly executed by Buyer and Sellers; and
(c)
On behalf of the Sellers, the Closing Debt and the Closing Seller Transaction Expenses to the Persons, in the amounts and in accordance with the instructions set forth in the Payoff Letters or as otherwise provided to the Buyer by the Sellers in a form reasonably acceptable to the Buyer. All such amounts so paid shall nevertheless be deemed paid to the Sellers for all purposes of this Agreement, and no interest shall be paid or accrued in respect of such amounts.

SECTION 9.

INDEMNIFICATION

9.1
Survival. The Parties, intending to modify any applicable statute of limitations, agree that: (a) the representations and warranties of Sellers in this Agreement shall survive the Closing for a period of twenty-four (24) months, provided that the Fundamental Representations (except for Section 3.11 (Taxes)), Section 3.8 (Environment, Health and Safety Matters) and Section 4 (Representations and Warranties of Buyer) shall survive the Closing for five (5) years, and the representations and warranties set forth in Section

3.11 (Taxes) shall survive for the longer of (i) five (5) years and (ii) the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; (b) the covenants and agreements of the Parties herein shall survive the Closing in accordance with their respective terms until the date that the Party required to perform under such covenant or agreement (or such portion thereof) has fully completed the performance required thereby (the “Survival Expiration Date”); and (c) this Section 9 and any right to seek specific performance or other equitable remedies to the extent otherwise available hereunder shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims for indemnification properly set forth in a

Claim Notice delivered prior to the expiration of the Survival Expiration Date with respect to the applicable covenant or agreement will not thereafter be barred by such expiration and such claims will survive until finally resolved.

9.2
No Other Representations; Acknowledgements. Buyer acknowledges and agrees, on behalf of itself and each of its affiliates, that: (a) each such Person has relied solely on the representations and warranties of Sellers specifically contained in this Agreement, the covenants and agreements set forth herein, and on the results of such Persons’ independent investigation and verification; (b) the representations and warranties of Sellers expressly set forth in this Agreement constitute the sole and exclusive representations and warranties of any kind of Sellers or any of their affiliates in connection with the transactions contemplated by this Agreement, and none of Sellers or any of their affiliates has made or make (and each specifically negates and disclaims) any other representations or warranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated by this Agreement; (c) each such Person has made his or her own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Sellers and the BioCDMO Business, and the financial condition, results of operations, assets, liabilities, properties and projected operations of the BioCDMO Business, and (d) each such Person has been furnished with or given access to such information about the Sellers and the BioCDMO Business as requested. In connection with the investigation of the Sellers and the BioCDMO Business, the Buyer, its affiliates and representatives may have received (directly or indirectly) from Sellers certain projections, estimates and other forecasts and certain business plan information related to the BioCDMO Business (collectively, the “Sellers’ Projections”). The Buyer hereby acknowledges that (i) there are uncertainties inherent in attempting to make such Sellers’ Projections, (ii) that Sellers are not making and have not made, and the Buyer has not relied upon, any representation or warranty with respect to the Sellers’ Projections, including the reasonableness of any underlying assumptions, (iii) that the Buyer is making its own evaluation of the adequacy and accuracy of all Sellers’ Projections (including the reasonableness of the disclosed assumptions underlying such Sellers’ Projections), and (iv) the Buyer shall not have any claim against Sellers with respect to such Sellers’ Projections.
9.3
Indemnification by Sellers. Subject to the limitations expressly set forth in Section 9.1 and Section 9.5, from and after the Closing, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer and its affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by any Buyer Indemnified Party directly or indirectly arising out of, relating to, in connection with, based upon or resulting from any of the following:
(a)
any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach of any covenant or agreement of Sellers contained in this Agreement;
(c)
the specific indemnity items listed on Schedule 9.3(c); and
(d)
Excluded Assets and/or Excluded Liabilities (including, for the avoidance of doubt, the Excluded Tax Liabilities).
9.4
Indemnification by Buyer. Subject to the limitations expressly set forth in Section 9.1 and Section 9.5, from and after the Closing, Buyer shall defend, indemnify and hold harmless Sellers and their affiliates (collectively, the “Seller Indemnified Parties”), from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by any Seller Indemnified Party directly or indirectly arising out of, in connection with, based upon or resulting from any of the following:
(a)
any breach of, inaccuracy in, or failure to be true of, any representation of Buyer contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)
any breach of any covenant or agreement of Buyer contained in this Agreement; and
(c)
the Assumed Liabilities.
9.5
Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement and excluding for purposes of this Section 9.5 all claims for fraud and gross negligence:
(a)
Any Losses payable to a Buyer Indemnified Party pursuant to this Section 9 shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts then available to the Buyer Indemnified Parties from the Indemnification Escrow Fund, then from Sellers (including at Buyer’s election by way of setoff against any amount otherwise payable by Buyer or its affiliates to a Seller, including but not limited to a contingent payment due and payable pursuant to Section 2.7 hereof). The exercise of such setoff right in good faith, whether or not ultimately determined to be justified, will not constitute a breach under this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Buyer or any of its affiliates in any manner in the enforcement of any other remedies that may be available to it. If Buyer or Sellers become entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this Section 9, Buyer and Sellers shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer and Sellers, as applicable, the amounts to be paid from the Indemnification Escrow Fund in accordance with this Agreement.

(b)
The maximum aggregate liability of Sellers, on the one hand, and Buyer, on the other hand, in satisfaction of claims for indemnification pursuant to Section 9.3(a) or Section 9.4(a), as applicable, shall not exceed [***] (the “Cap”), provided that the Cap shall not apply to Losses due to any breach of any Fundamental Representation, fraud, or gross negligence. The maximum aggregate liability of the Seller and Agenus Parent in satisfaction of claims for any indemnifiable Losses related to any breach of any Fundamental Representation shall not exceed the Purchase Price.
(c)
The obligation of Sellers to indemnify the Buyer Indemnified Parties pursuant to Section 9.3(a) and the obligation of Buyer to indemnify the Seller Indemnified Parties pursuant to Section 9.4(a), shall each only apply after the aggregate amount of the applicable Indemnifying Party’s obligations exceeds [***] (the “Basket”), at which time the first [***] shall be treated as a deductible (the “Deductible) and such indemnification obligations shall apply only as to amounts above the Deductible Amount, provided that neither Basket nor the Deductible shall apply to Losses due to any breach of any Fundamental Representation, fraud, or gross negligence.
(d)
For purposes of (A) determining whether there has been an inaccuracy or breach of any representation or warranty made by the Sellers or the Buyer hereunder, and

(B) calculating the amount of any Losses arising from such inaccuracy or breach, such representations and warranties shall be read without regard to any materiality, Material Adverse Effect, or similar qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.

(e)
Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any damages or Losses suffered by such Indemnified Party more than once under all such agreements in respect of such fact, event, condition or circumstance.
(f)
The amount of any Losses under this Section 9 shall be net of the amount, if any, received by an Indemnified Party from any third party, including any insurance company or other insurance provider (“Third-Party Reimbursement”), but less all costs of collection or recovery with respect to such Third-Party Reimbursement.
9.6
Direct Claim Procedure.

(a)
Any Buyer Indemnified Party or Seller Indemnified Party that seeks indemnity under this Section 9 (an “Indemnified Party”) on account of a Loss which does not result from a Third Party Claim will give written notice (any notice in respect of an indemnification claim given under this Section 9.6(a) or Section 9.6(b), a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) as soon as is reasonably practicable after the Indemnified Party becomes aware of the Claim. A Claim Notice under this Section 9.6(a) shall contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement, except to the extent such delay or deficiency actually prejudices the Indemnifying Party.
(b)
Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. If the Indemnifying Party fails to respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.
(c)
If, within thirty (30) days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice and specifying in reasonable detail the Indemnifying Party’s basis therefor, then the dispute may be resolved by any legally available means consistent with the provisions of Section

10.4 and Section 11.3.

9.7
Third Party Claims Procedure.
(a)
If the Indemnified Party seeks indemnity under this Section 9 in response to a claim or Proceeding by another Person that is not a Party (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within thirty (30) days after the Indemnified Party has received notice of the assertion of such Third Party Claim (and becomes aware that such Indemnified Party may be entitled to indemnification therefor hereunder) and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party), and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency actually prejudices the Indemnifying Party.

(b)
In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof, and may assume control of such defense if: (i) such Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief against the Indemnified Party; (ii) the maximum amount of monetary damages and related costs and expenses which could be payable with respect to such Third Party Claim shall not exceed the Losses for which the Indemnifying Party would be obligated to indemnify with respect to such Third Party Claim hereunder; (iii) the Third Party Claim is not asserted directly by or on behalf of a Person that is a then-current supplier of the BioCDMO Business, (iv) in the reasonable opinion of counsel to the Indemnified Party there is no actual or potential nonwaivable conflict that exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim; and (v) the Indemnifying Party elects in writing to assume control of such defense within thirty (30) days after the delivery of the Claim Notice. Notwithstanding any such assumption of the defense of a Third Party Claim by the Indemnifying Party, the Indemnified Party shall be entitled to participate in such defense at its own cost and expense. The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Order (other than an Order of dismissal on the merits without costs) arising from, any Third Party Claim without the prior written consent of the Indemnified Party; provided, that the consent of the Indemnified Party will not be required if (1) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or Order, (2) such settlement or Order includes a full, complete and unconditional release of the Indemnified Party from any further Liability related to such Third Party Claim, (3) such settlement or Order does not require the admission of any liability on the part of the Indemnified Party or include any finding or admission of any violation of Law or wrongdoing by the Indemnified Party and (4) such settlement or Order does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.
(c)
If the Indemnifying Party (i) does not, within thirty (30) days after its receipt of a Claim Notice with respect to a Third Party Claim, elect in writing to the Indemnified Party to assume control of the defense of such Third Party Claim or

(ii) fails to diligently prosecute the defense of such Third-Party Claim, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, that the Indemnified Party will not agree to any settlement of, or the entry of any Order (other than an Order of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)
The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant books and records and employees, in each case, upon reasonable advance notice on a mutually convenient basis during normal business hours. The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

9.8
Order and Manner of Payment. Subject in all respects to the terms of Section 9.5 above, any indemnification payment pursuant to this Section 9 will be effected by wire transfer of immediately available funds from the Indemnifying Party pursuant to this Section 9.8, to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the Indemnifying Party and the Indemnified Party, (ii) the amount of such payments are determined pursuant to Section 9.7 if a written response has not been timely delivered in accordance with Section 9.6(b), or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Order of a court having jurisdiction over such matter.
9.9
Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
9.10
Exclusive Remedy; No Rescission. From and after the Closing, subject to and except for Section 2.6, Section 2.7, Section 6.13 and Section 10.4, the sole and exclusive remedy of the Parties for any breach of any representation, warranty, agreement or covenant under this Agreement (other than claims or causes of action arising from fraud) will be pursuant to the indemnification obligations set forth in this Section 9. Notwithstanding the foregoing, nothing herein will limit the right of any Party to seek specific performance, injunctive or equitable relief for any breach or threatened breach of any covenant or agreement in this Agreement in accordance with Section 10.4. Notwithstanding anything to the contrary contained in this Agreement or otherwise, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any Party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 10. TERMINATION

10.1
Termination. This Agreement may be terminated at any time prior to the Closing:
(a)
by the mutual written consent of the Sellers and Buyer;
(b)
by Buyer by written notice to Sellers:
(i)
pursuant to Buyer’s termination rights set forth in Section 6.14(c) or Section 6.14(d);
(ii)
if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure cannot be cured by Sellers by July 31, 2025 (the “Outside Date”); provided that, (1) if such breach is curable by Sellers through the exercise of commercially reasonable efforts within 45 days (or 15 days for any breach that has caused or would cause a Material Adverse Effect on the Purchased Assets), then Sellers shall have the right in their discretion to extend the Outside Date by 45 (or 15, as applicable) days and (2) the Outside Date is subject to extension by Sellers for up to 45 days to eliminate any Objections that have been raised in accordance with Section 6.14(c); provided further that the Outside Date shall automatically extend for so long as the parties remain in active discussions with an applicable Governmental Authority with respect to obtaining clearance under the HSR Act or CFIUS; or

(iii)
if any of the conditions set forth in Section 7.1 and Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)
by Sellers by written notice to Buyer if:
(i)
Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date; provided that, if such breach is curable by Buyer through the exercise of commercially reasonable efforts within 45 days (or 15 days for any breach that has caused or would cause a Material Adverse Effect on the Sellers), then Buyer shall have the right in its discretion to extend the Outside Date by 45 (or 15, as applicable) days; provided further that the Outside Date shall automatically extend for so long as the parties remain in active discussions with an applicable Governmental Authority with respect to obtaining clearance under the HSR Act or CFIUS; or
(ii)
any of the conditions set forth in Section 7.1 and Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(d)
by Buyer or the Sellers in the event that:
(i)
there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)
any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non- appealable.
10.2
Effect of Termination. Upon termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party (or any of their respective officers, directors, employees, representatives or affiliates), except:
(a)
that the obligations set forth in this Section 10 and Section 11 hereof shall survive termination; and
(b)
that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.
10.3
Specific Performance. The Parties recognize that if either Party refuses to perform under the provisions of this Agreement or otherwise breaches its obligation to consummate this Agreement, monetary damages alone would not be adequate to compensate the non- breaching Party for its injury. The non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by the non-breaching Party to enforce this Agreement, the breaching Party shall waive the defense that there is an adequate remedy at law, and the non-breaching Party shall not be required to pay or post any bond in connection with any such equitable relief.
10.4
Surviving Obligations. The rights and obligations of the Parties described in Section 6.2(a), this Section 10, and Section 11 shall survive any termination of this Agreement.

SECTION 11.

MISCELLANEOUS

11.1
Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (ii) deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and

(iii) addressed to the recipient at the address specified below, or with respect to any Party, to any other address that such Party may from time to time designate in a writing delivered in accordance with this Section 11.1:

If to Buyer:

Zydus Pharmaceuticals USA Inc. 73 Route 31 North

Pennington, New Jersey 08534 United States

Attention: Ravi Yadavar and Crystal Fisher Telephone: 1.609.730.1900

Email: [***]

[***]

with a copy (which shall not constitute notice) to:

Attention: Vinita Mehra & Jen Vessells 65 East State Street

Suite 1800

Columbus, OH 43215

Telephone: 1.614.255.5508

If to Sellers:

c/o Agenus Inc. 3 Forbes Road

Lexington, MA 02421 United States

Attention: Legal Department Telephone: 1.781.674.4400 Email: [***]

with a copy (which shall not constitute notice) to:

Attention: Mark Seelig & Denis Dufresne Meister Seelig & Fein PLLC

125 Park Ave, 7th Floor New York, NY 10017 Telephone: 1.212.655-3548

11.2
Expenses. Except as otherwise provided in this Agreement, Sellers and Buyer shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein. All recording costs for instruments of transfer, and all stamp, sales, use and transfer taxes shall be paid by Buyer.
11.3
Choice of Law and Forum.
(a)
THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.
(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT,

ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.
11.4
Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties; provided that Buyer may assign this Agreement and any of the rights or obligations hereunder to an affiliate of Buyer upon written notice to Sellers; provided further that no assignment by Buyer without Sellers consents shall relieve Buyer of its obligations under this Agreement and Buyer shall remain liable for all obligations hereunder (including any breaches of this Agreement by its assignee) as if Buyer remained an original party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.
11.5
Entire Agreement; Amendments. This Agreement, all Schedules and Exhibits, and all documents and certificates to be delivered by the Parties pursuant hereto, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and are incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations, letters of intent or other writings between the Parties and their respective representatives with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement, or modification is sought.
11.6
Waivers of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty,

covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.6.

11.7
Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the Parties.
11.8
Non-recourse. Absent fraud or gross negligence, (a) this Agreement may only be enforced against, and any claim, action, suit or other proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party, and (b) no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any Party or of any affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding based on, in respect of or by reason of the transactions contemplated hereby.
11.9
Counterparts; Delivery; Form of Signature. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which counterparts together shall constitute one and the same fully executed instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement. Any such counterpart may be executed by the manual or electronic signature of a Party. Each Party agrees that the electronic signatures of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures, to the extent and as provided for under applicable Law.

[End of Page. Signatures Follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

BUYER:

Zydus Pharmaceuticals (USA) Inc.

By: /s/ Punit Patel

Name: Punit Patel Title: Director

AGENUS WEST:

AGENUS WEST LLC

By: /s/ Garo H. Armen

Name: Garo H. Armen Title: President

AGENUS PARENT:

AGENUS INC.

By:/s/ Garo H. Armen

Name: Garo H. Armen Title: Chairman and CEO

EXHIBIT A

FORM OF CONTRACT MANUFACTURING AGREEMENT

[***]

Annexure 1 Statement of Work

Annexure 2 Technology Transfer Agreement

Annexure 3 EBITDA Definition

[***]

DISCLOSURE SCHEDULES

These Disclosure Schedules are delivered pursuant to the Asset Purchase Agreement (the “Agreement”), dated as of June 3, 2025 by and between Agenus West LLC, a limited liability company organized under the laws of the State of Delaware (the “Seller”), and Agenus Inc., a Delaware corporation (“Agenus Parent” and together with Agenus West, each a “Seller” and collectively, “Sellers”), on the one hand, and Zydus Pharmaceuticals (USA) Inc., a corporation organized under the laws of the State of New Jersey (“Buyer”), on the other hand. Sellers and Buyer are sometimes referred to herein as the “Parties” and each as a “Party.”

The information set forth these Disclosure Schedules is disclosed under separate section and subsection references that correspond to the sections and subsections of Article 3 of the Agreement to which such information relates; provided, however that the information set forth in each section and subsection of these Disclosure Schedules shall qualify the representations and warranties set forth in the corresponding section or subsections of Article 3 and any other representations and warranties set forth in Article 3 where such information is relevant, whether or not cross references are expressly set forth in these Disclosure Schedule in one or more instances, so long as the applicability of such qualification is reasonably apparent from such disclosure. Unless the context otherwise requires, all capitalized terms used in these Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in these Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in these Disclosure Schedules. No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on these Disclosure Schedules. No disclosure in these Disclosure Schedules shall be deemed to create any rights in any third party.

Schedule 1.1A Assumed Contracts

[***]

Schedule 1.1B Required Consents

[***]

Schedule 1.1C Employees

[***]

Schedule 1.1D Equipment

[***]

Schedule 1.1E Excluded Assets

[***]

Schedule 1.1G Permits

[***]

Schedule 1.1H Permitted Liens

[***]

Schedule 1.1I Purchased Assets

[***]

Schedule 2.1 Certain Assets

[***]

Assumed Liabilities

[***]

Title to Assets

[***]

Schedule 3.6(a) Inventory

[***]

Schedule 3.6(b) Equipment

[***]

Schedule 3.7(a) Owned Real Property

[***]

Schedule 3.7(b) Leased Real Property

[***]

Schedule 3.8(a) Governmental Authorizations

[***]

Schedule 3.9(e) Employee Matters

[***]

10

Absence of Changes

[***]

11

Tax Matters

[***]

12

Litigation

[***]

13

Insurance

[***]

Compliance with Laws

[***]

Schedule 3.15 Brokers

[***]

Schedule 3.18 Subsidiaries

[***]

Schedule 3.19(a) Undisclosed Liabilities

[***]

Schedule 3.19(b) Debt

[***]

Schedule 3.20 Licenses

[***]

Schedule 3.21(a) Employee Plans

[***]

Schedule 3.21(g) COBRA

[***]

Schedule 3.21(h) Parachute Payments

[***]

Schedule 9.3(c) Specific Indemnity Items

[***]